SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNOCAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Unocal Corporation
2141 Rosecrans Avenue, Suite 4000
El Segundo, California 90245

April 11, 2005

Dear Unocal Stockholder:

     Please accept our personal invitation to attend the 2005 annual meeting of stockholders of Unocal Corporation on May 23, 2005. It will be held at the Westin Los Angeles Airport Hotel, located at 5400 West Century Boulevard, Los Angeles, California, at 10:00 A.M., Pacific Daylight Time.

     The enclosed notice of annual meeting and proxy statement provide important information concerning the matters to be considered at the meeting. Before the conclusion of the meeting, there will be a period for questions and comments.

     Most stockholders have a choice of voting (1) on the Internet, (2) by telephone or (3) by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

     If you wish to attend the annual meeting in person, you must present either an admission ticket or appropriate proof of ownership of Unocal stock, as well as a form of personal identification. If you are a registered stockholder and plan to attend the meeting in person, please mark the attendance box on your proxy card and bring the tear-off admission ticket with you to the meeting. If you are a beneficial owner of Unocal common stock that is held by a bank, broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.

     Your vote is important. We urge you to vote as soon as possible so that your shares will be represented.

     Thank you very much for your continued interest and support.

Sincerely,

Charles R. Williamson
Chairman of the Board of Directors and Chief Executive Officer

John W. Creighton, Jr.
Vice Chairman of the Board of Directors

Note Regarding Recently Announced ChevronTexaco Merger Agreement

On April 4, 2005, we announced that Unocal Corporation entered into a merger agreement with ChevronTexaco Corporation. This proxy statement is for our 2005 annual stockholders meeting. It does not address the merger transaction. Our stockholders will receive a separate proxy statement regarding the merger, and a separate stockholders meeting will be held regarding the merger transaction.

For the purpose of this proxy statement, any references to “Unocal,” “Union Oil,” “we,” “our,” “its” and the “Company” refer to Unocal Corporation (“Unocal”) and its consolidated subsidiaries, including Union Oil Company of California (“Union Oil”), unless the context otherwise indicates.

Notice of 2005
Annual Meeting
of Stockholders

Unocal Corporation
2141 Rosecrans Avenue, Suite 4000
El Segundo, California 90245

     The 2005 annual meeting of stockholders of Unocal Corporation, a Delaware corporation, will be held on Monday, May 23, 2005, at 10:00 A.M., Pacific Daylight Time at the Westin Los Angeles Airport Hotel, located at 5400 West Century Boulevard, Los Angeles, California, for the following purposes:

(1)	to elect four directors for three-year terms that will expire at the annual meeting in 2008;

(2)	to ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as Unocal’s independent auditors for 2005;

(3)	to consider and act upon one stockholder proposal described in the accompanying proxy statement, if presented at the meeting; and

(4)	to consider and act upon such other matters as may properly be brought before the meeting and any adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 1, 2005 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

Bryan J. Pechersky
Corporate Secretary

April 11, 2005
El Segundo, California

i

Proxy Statement

Annual Meeting of Stockholders
May 23, 2005

Unocal Corporation
2141 Rosecrans Avenue, Suite 4000
El Segundo, California 90245

GENERAL INFORMATION

     We are providing you with these proxy materials in connection with the solicitation of proxies by Unocal’s Board of Directors, to be voted at the 2005 annual meeting of Unocal stockholders to be held on May 23, 2005, and at any adjournment or postponement thereof. The notice of meeting included with these proxy materials provides the location and time of the meeting.

DELIVERY OF PROXY

Mailing Date

     The notice of the annual meeting and this proxy statement, together with a proxy card and our 2004 annual report, are first being sent to stockholders on or about April 11, 2005.

Stockholders Sharing an Address

     Registered Stockholders. Registered stockholders (you own shares in your own name on the books of our transfer agent) will receive one proxy statement and annual report for each account even if at the same address.

     Street-name Stockholders. Most banks and brokers are delivering only one copy of the annual report and proxy statement to consenting street-name stockholders (you own shares in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank or broker, or, in most cases, by checking the appropriate box on the voting instruction card sent to them. Similarly, most street-name stockholders who are receiving multiple copies of the annual report and proxy statement at a single address may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank or broker.

     In the alternative, most street-name stockholders may give instructions to receive separate copies or discontinue multiple mailings of materials by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Householding Department, ADP, 51 Mercedes Way, Edgewood, NY 11717, or telephoning (800) 542-1061. Stockholders may also send written instructions to Unocal Stockholder Services, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245, and we will forward your instructions. In both cases, your instructions must include the name of your stockbrokerage firm and your account number.

Electronic Delivery Option

     The notice of annual meeting, proxy statement and other proxy materials are available on our website at www.unocal.com. Instead of receiving future copies of these materials by mail, stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business. Neither the Unocal website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

     Registered Stockholders. Registered stockholders who have access to the Internet and agree to receive future annual reports and other proxy materials by accessing our web site (www.unocal.com) should provide their valid e-mail addresses to our transfer agent, Mellon Investor Services, LLC, at the agent’s website www.melloninvestor.com/ISD. If you consent to electronic delivery, our transfer agent will send an e-mail notifying you of the web address to access annual meeting materials and we will not mail paper copies of future annual reports and proxy materials to you unless you subsequently request paper copies.

     Street-name Stockholders. Street-name stockholders may also have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker or contact your bank or broker regarding the availability of this service.

Employees Holding Restricted Common Stock or Savings Plan Shares

     If you are an employee and hold shares of restricted Unocal common stock awarded under a Unocal incentive plan or hold shares of Unocal common stock under the Unocal Savings Plan and have not opted out of electronic delivery of proxy materials, you will receive an e-mail notifying you of the web address to access annual meeting materials, although a proxy card will still be sent to you.

VOTING

Voting of Proxies

     Messrs. Terry G. Dallas, Executive Vice President and Chief Financial Officer, and Samuel H. Gillespie III, Senior Vice President, General Counsel and Chief Legal Officer, have been appointed by the Board of Directors as the management proxy holders for the annual meeting. Your shares will be voted in accordance with the instructions on the proxy card as you direct. In the absence of your direction, they will vote your shares as recommended by our Board of Directors.

Unvoted Restricted Common Stock and Savings Plan Shares

     If you are an employee and hold shares of restricted Unocal common stock awarded under a Unocal incentive plan and do not submit voting instructions for those shares, they will be voted as recommended by our Board of Directors. If you are a current or former employee and hold shares of Unocal common stock under the Unocal Savings Plan and do not submit voting instructions for those shares, they will be voted pro rata with the vote of Savings Plan shares for which instructions are received.

Stockholders Entitled to Vote

     Only registered stockholders on the books of our transfer agent at the close of business on April 1, 2005 are entitled to notice of and to vote at the meeting. A registered stockholder is entitled to one vote for each share of common stock owned on the record date with respect to each matter properly brought before the meeting. As of the record date, there were 271,629,877 shares of common stock outstanding. A list of the stockholders of record entitled to vote at the annual meeting will be available for examination by stockholders for any purpose germane to the meeting. The list will be available at the meeting and for ten days prior to the meeting during ordinary business hours by contacting our Corporate Secretary at 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245.

Quorum

     The holders of one-third of all of the outstanding shares of our common stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the meeting. Broker non-votes, which are explained below, abstentions and withhold votes will count as present for purposes of establishing a quorum for the transaction of business at the meeting.

Broker Non-Votes

     A “broker non-vote” occurs if a broker or other nominee who is entitled to vote shares on behalf of a street-name owner has not received instructions with respect to a particular item to be voted on and the broker or nominee does not otherwise have discretionary authority to vote on that matter. Under the rules of the New York Stock Exchange (“NYSE”), brokers may vote a client’s proxy in their own discretion on certain items even without instructions from the street-name owner, but may not vote a client’s proxy without voting instructions on “non-discretionary” items.

     A broker is permitted to vote a client’s shares on the election of our directors and the ratification of PricewaterhouseCoopers LLP as our independent auditors even if the broker does not receive voting instructions from the client. Under the NYSE rules, however, a broker may not vote a client’s shares on the stockholder proposal absent instructions from the client. Without those voting instructions, a broker non-vote will occur.

Required Votes

     Item 1 (election of directors). A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on this Item is required for the election of the directors. This means that director nominees with the most votes are elected, even if a nominee does not receive a majority vote. Instructions to “withhold” votes will not have an effect on the outcome of the election of directors at the meeting.

     Item 2 (ratification of independent auditors). The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this Item is required for ratification of the appointment. Abstentions will have the same effect as a negative vote.

     Item 3 (stockholder proposal). The affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on this Item is required for approval of this proposal. Abstentions will have the same effect as a negative vote. Broker non-votes will not have an effect on the outcome of the vote.

Voting Procedures

     Registered Stockholders. Registered stockholders may vote by one of the following methods:

•	By Mail. You may vote by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•	By Telephone. You may vote by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. on May 22, 2005.

•	By Internet. You may vote electronically on the Internet, using the web site listed on the proxy card. Please have your proxy card in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. on May 22, 2005.

•	In Person. You may vote in person at the annual meeting.

     Street-name Stockholders. Street-name stockholders may generally vote by one of the following methods:

•	By Mail. You may vote by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•	By Methods Listed on Proxy Card. Please refer to your voting card or other information forwarded by your bank, broker or other holder of record to determine whether you may vote by telephone or electronically on the Internet, following the instructions on the card or other information provided by the record holder.

•	In Person With a Proxy from the Record Holder. A street-name stockholder who wishes to vote at the meeting will need to obtain a legal proxy from their bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Confidential Voting

     Our Board of Directors has adopted a policy of confidentiality for stockholder votes to encourage stockholder participation in corporate governance. We retain independent third parties to receive and tabulate stockholder votes. The manner in which any stockholder votes on any particular issue shall, subject to federal or state law requirements, be strictly confidential.

     Our Board of Directors considers that some registered stockholders may want us to know how they have voted and we, where possible, may wish to inquire as to how stockholders have voted. If you want us to have access to your proxy card, you may check the box marked “OPEN BALLOT” on the proxy card and your proxy will be made available to us. Your vote will remain confidential if you do not check the “OPEN BALLOT” box.

Revoking Your Proxy

     If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the meeting by:

•	timely delivery of a valid, later-dated executed proxy;

•	by timely providing new voting instructions using the telephone or Internet voting system;

•	by voting in person at the meeting by ballot; or

•	by filing an instrument of revocation with the Corporate Secretary at Unocal Corporation, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245, by the close of business on Friday, May 20, 2005.

     If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

ANNUAL MEETING ADMISSION

     If you wish to attend the annual meeting in person, you must present either an admission ticket or appropriate proof of ownership of Unocal stock, as well as a form of personal identification. If you are a registered stockholder and plan to attend the meeting in person, please mark the attendance box on your proxy card and bring the tear-off admission ticket with you to the meeting. If you are a beneficial owner of Unocal common stock that is held by a bank, broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.

     No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

SOLICITATION EXPENSES

     We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and employees of Unocal and our subsidiaries may solicit proxies by telephone, electronic mail, facsimile and other written communication or in person. We also have retained MacKenzie Partners, Inc., New York, New York, to assist in the solicitation of proxies for a fee estimated to be $15,000, plus reimbursement of out-of-pocket expenses.

REGISTERED STOCKHOLDER ACCOUNTS

     Registered stockholders must notify our transfer agent regarding a change of address in order to keep their accounts current and receive their annual meeting materials and other mailings, such as dividends and tax statements. Our transfer agent is Mellon Investor Services LLC. Written correspondence should be sent to Overpeck Center, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108. The agent’s U.S. toll-free phone number is 800-279-1249 and the web address is www.melloninvestor.com/ISD. The U.S. TDD for hearing impaired is 800-231-5469. The phone number for foreign stockholders is 201-329-8660 and the TDD for foreign stockholders is 201-329-8354. Our transfer agent can help registered stockholders with a variety of shareholder related services at no charge, including:

•	change of name and/or address,

•	consolidation of accounts,

•	lost stock certificates and

•	transfer of stock to another person.

COPIES OF THE ANNUAL REPORT AND PROXY STATEMENT

     Copies of the current annual report and proxy statement are available by contacting Unocal Stockholder Services at (800) 252-2233, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245, e-mail: stockholder services@unocal.com. These documents are also available on our website, www.unocal.com. Neither the Unocal website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

CORPORATE GOVERNANCE

GOVERNANCE OVERVIEW

     Our Board of Directors has adopted corporate governance guidelines as part of its continuing effort to enhance corporate governance at Unocal and to communicate Unocal’s governance policies to stockholders and other interested parties. The guidelines address a variety of governance topics, including:

▪	role and functions of the Board and management

▪	Board membership process and criteria

▪	director independence

▪	independent Vice Chairman

▪	Board size

▪	Board meeting schedules and agendas

▪	meetings of independent directors

▪	Board committees

▪	CEO/senior management performance and compensation

▪	policy against option re-pricing

▪	succession planning

▪	director preparation/attendance

▪	Board access to management

▪	Board access to independent advisors

▪	outside director compensation

▪	director and officer stock ownership guidelines

▪	director orientation and continuing education

▪	service on other boards

▪	director retirement policy

▪	confidentiality of stockholder votes

▪	annual evaluation of Board and committee performance

▪	stockholder and other interested party communications with the Board

▪	policies on business conduct and ethics

▪	reporting accounting and auditing complaints

     Our Corporate Governance Guidelines, along with the Directors’ Code of Conduct, Unocal Code of Conduct, charters of Unocal’s standing board committees and Unocal’s restated certificate of incorporation and bylaws, provide the basic framework for the governance of Unocal. All of these documents are available free of charge on the Unocal website at www.unocal.com. Copies of these documents will also be provided to stockholders, without charge, upon request to Unocal Stockholder Services, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245, (800) 252-2233, e-mail: stockholder services@unocal.com.

     For Internet access, please click on “Corporate Governance” on the home page to our website, or you may type the following URL into your web browser: www.unocal.com/qovernance.

     From time to time, these governance documents may be revised in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other interested parties. We encourage you to periodically check our website for the most recent versions. Neither the Unocal website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

BOARD OF DIRECTORS AND BOARD COMMITTEES

     Our business, property and affairs are managed under the direction of our Board of Directors. There were a total of seven Board meetings and 34 Board committee meetings held during 2004. All directors attended at least 75% of their aggregate Board and committee meetings during the periods that they served in 2004. All directors are encouraged to attend our annual stockholders meetings and all of our directors attended the 2004 annual meeting, other than two former directors who retired from our Board effective the day of that meeting.

     The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Manage-
ment
Develop-
ment
				Board		Corporate				and
				Gover-		Respon-				Compen-		Retirement
	Independent	Audit		nance		sibility		Executive		sation		Plan
Director	(A)	Committee		Committee		Committee		Committee		Committee		Committee
Craig Arnold	Yes	X				X
John W. Creighton, Jr.	Yes	X	(B)			X	*	X	*
James W. Crownover	Yes	X	*			X		X				X
Ferrell P. McClean	Yes	X	(B)			X						X	*
Richard D. McCormick	Yes			X				X		X	*
Donald B. Rice	Yes			X	*			X		X		X
Kevin W. Sharer	Yes			X						X
Mark A. Suwyn	Yes	X	(B)			X
Marina v.N. Whitman	Yes			X						X		X
Charles R. Williamson	No							X
No. of meetings in 2004		11		8		7		1		5		2

(A)	The Board has determined that the director is independent as described below under “Director Independence.”

(B)	The Board has determined that the director is an audit committee financial expert as described below under “Audit Committee Financial Experts and Financial Literacy.”

*	Current Chair of the designated Board committee.

X	Current member of the designated Board committee.

     A brief description of the principal functions of each committee follows. For additional information, please refer to the committee charters that are available on our website.

Audit Committee – assists the Board in monitoring the integrity and reliability of our financial reporting, our compliance with legal and regulatory requirements, the adequacy of our internal operating policies and controls, and the quality and performance of combined management, independent auditor and the internal audit function. The Audit Committee is also responsible for the appointment of the independent auditor and reviewing their independence from us.

Board Governance Committee – recommends to the Board the composition, role, structure and procedures of the Board and its committees; oversees the periodic evaluation of the Board and makes recommendations to improve the functioning and effectiveness of the Board and its committees; manages the process for nomination of new directors; and reviews and presents for Board approval the charters of the Board committees, director compensation and our Corporate Governance Guidelines.

Corporate Responsibility Committee – reviews the implementation of our Vision and Values Statement as it relates to corporate responsibility, and reviews significant legal or other matters involving health, environment, safety, human resources, community affairs and development or ethical conduct. It is comprised of the same members as the Audit Committee to ensure effective oversight of all aspects of our ethics and compliance programs.

Executive Committee – has the powers and authority of the Board during the periods between Board meetings, except for those powers specifically reserved to the full Board by the Delaware General Corporation Law or our bylaws.

Management Development and Compensation Committee – designs our executive compensation program; administers all management incentive programs and makes recommendations to the Board with respect to other incentive compensation and equity-based plans; evaluates the Chief Executive Officer (“CEO”) annually and assists the CEO in the evaluation of other senior management; establishes the levels of compensation for the CEO and other senior management; and oversees and shapes our succession and management development programs.

Retirement Plan Committee – sets the investment guidelines for our retirement plans, which includes setting investment objectives, establishing asset allocation strategy and reviewing the investment performance and the funded status of the plans.

DIRECTOR NOMINATION PROCESS

     The Board Governance Committee has approved certain minimum standards for candidates for service as a first-time director and has developed a process for identifying and evaluating first-time nominees in light of these standards and such other factors as the Governance Committee deems appropriate. These standards, and the Governance Committee’s evaluation process, apply to all proposed first-time nominees for directors, including those nominees recommended by stockholders. Stockholders may recommend candidates by writing to the Governance Committee in care of Unocal’s Corporate Secretary at Unocal Corporation, 2141 Rosecrans Avenue, Suite 4000, El Segundo, CA 90245.

     This process of identifying and evaluating nominees is based on the Governance Committee’s familiarity with the composition of the current Board, its awareness of anticipated openings, and its assessment of desirable talents or expertise. The Governance Committee regularly reviews the composition of the Board in light of its understanding of the backgrounds, industry and professional experience, and the various communities, both geographic and demographic, represented by current members. It also monitors the expected service dates of Board members, any planned retirement dates, and other anticipated events that may affect a director’s continued ability to serve. The Governance Committee periodically reviews Board self-evaluations and information with respect to the business and professional expertise represented by current directors in order to identify any specific skills desirable for future Board members.

     The Board has approved the following minimum qualifications for first-time nominees for directors, including nominees recommended by stockholders, for election to our Board: (1) a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (e.g., chief executive officer, managing partner, president) in a large or recognized organization; (2) financial literacy or other professional or business experience relevant to an understanding of Unocal and its business; (3) a demonstrated experience in or knowledge of international operations; and (4) a demonstrated ability to think and act independently, as well as the ability to work constructively in a collegial environment. The Governance Committee will determine, in its sole discretion, whether a nominee meets these minimum qualifications.

     In addition to these minimum qualifications, the Governance Committee will also consider, in evaluating a candidate for nomination as a first-time director, the current composition of the Board in light of the diverse communities and geographies served by Unocal and the interplay of the candidate’s experience with the experience of the other Board members, as well as such other factors as the Governance Committee considers appropriate.

     The Governance Committee is responsible for managing the process for nomination of new directors. The Governance Committee identifies potential candidates for first-time nomination as a director using a variety of sources – recommendations from our Management Committee, current Board members, stockholder recommendations, contacts in communities served by Unocal, or by conducting a formal search using an outside search firm selected and engaged by the Governance Committee. The Governance Committee then commences an inquiry to obtain sufficient information on the background of a potential new director-nominee. Included in this inquiry is an initial review of the candidate with respect to the following three factors: (1) whether the individual meets the minimum qualifications for first-time director nominees; (2) whether the individual would be considered independent under the NYSE and SEC rules; and (3) whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and/or Management Development and Compensation Committees of the Board. The individual will also be asked to provide the information required to be disclosed in our proxy statement.

     If it decides to proceed further following its initial review, the Governance Committee arranges an introductory meeting with the candidate and either our CEO or the Governance Committee Chair or, in some cases, with another director, to determine the candidate’s interest in serving on the Board. The Governance Committee, together with several members of the Board, the CEO, and, if appropriate, other key Unocal executives, conducts a comprehensive interview with the candidate. If Unocal and the candidate are both interested in proceeding, the Governance Committee then reviews personal information provided by the candidate in light of the same factors used by the Governance Committee for its initial review.

     Assuming a satisfactory conclusion to the process outlined above, the Governance Committee then presents the candidate’s name (or names, if more than one acceptable candidate has been identified by the Governance Committee) to the Board of Directors for nomination for election as a director and/or inclusion in our proxy statement.

DIRECTOR INDEPENDENCE

     Except for Chairman and CEO Charles R. Williamson, the Board has determined that none of the directors set forth in the table above under “Board of Directors and Board Committees,” including the current members of the Audit Committee, Board Governance Committee and Management Development and Compensation Committee, has a direct or indirect material relationship with Unocal other than as a director and that each such director is independent under the applicable NYSE listing standards and SEC rules. Other than the Board’s Executive Committee, which is chaired by an independent director, all of the Board’s standing committees are comprised solely of independent directors, as determined by the Board.

     Annual written questionnaires are used to gather input to assist the Board Governance Committee and the Board in their determinations of the independence of the non-employee directors. In addition, the Directors’ Code of Conduct requires the non-employee directors to notify the Chairman of the Board and the Chair of the Board Governance Committee of any change in events or circumstances that may impact the Board’s assessment of whether any such director continues to meet applicable independence requirements of the NYSE and SEC. Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Board Governance Committee presented its findings to the Board on the independence of the non-employee directors and the Board determined that all such directors are independent under applicable NYSE listing standards and SEC rules. In making this determination, the Board Governance Committee and the full Board considered charitable contributions in amounts less than $30,000 made by Unocal to non-profit entities and civic organizations for which certain of our non-employee directors serve as directors or trustees and concluded that such contributions did not affect the independence of those directors.

INDEPENDENT VICE CHAIRMAN

     The independent directors of the Board have elected Mr. Creighton as the Board’s Vice Chairman, The Vice Chairman’s responsibilities and authority include:

▪	presides at the executive sessions of independent directors and all other meetings of the Board at which the Chairman is not present,

▪	reviews, and otherwise coordinates with the Chairman on, Board meeting agendas and the schedules, timing and length of Board meetings, information provided to directors in connection with Board meetings and other matters pertinent to Unocal and the Board, and assists the Chairman in managing the functioning of the Board,

▪	serves as a liaison between the Chairman/senior management and the independent directors,

▪	has the authority to call meetings of the independent directors,

▪	participates in meetings with stockholders and other interested parties as appropriate and otherwise assists in representing Unocal externally with stockholders, rating agencies, insurers, non-governmental organizations and others and internally with employees, and

▪	receives and reviews certain external correspondence to the Board.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

     An executive session of the independent directors without management is scheduled at each regularly scheduled meeting of the Board of Directors. Mr. Creighton, Vice Chairman, presides at those executive sessions.

DIRECT COMMUNICATIONS WITH NON-MANAGEMENT DIRECTORS AND OTHER BOARD COMMUNICATIONS

     The Board of Directors has adopted a policy to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board of Directors or individual directors, including the Chairman, Vice Chairman and chair of any Board committee. The Vice Chairman and chairs of Unocal’s standing Board committees are all independent directors as determined by the Board in accordance with the applicable NYSE listing standards and SEC rules.

     A stockholder or other interested party may write to the non-management directors as a group in care of Mr. John W. Creighton, Jr., Vice Chairman of the Board of Unocal Corporation, 1000 Second Avenue, Suite 3700, Seattle, WA 98104. These communications will be received, reviewed and forwarded to the non-management directors by the Vice Chairman or the Vice Chairman’s designee, who will not be an employee of Unocal.

     A stockholder or other interested party may write to the entire Board of Directors or individual directors in care of Unocal Corporation, 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245. A communication addressed to the Board of Directors in general is forwarded to the Chairman of the Board, the Vice Chairman, and, if appropriate, the chair of any relevant Board committee. A communication addressed to an individual director is forwarded to that director. Any communications that are not forwarded to the Vice Chairman are included in a log maintained by the Office of the General Counsel that is periodically reviewed by the Vice Chairman and are made available to any director upon request.

     Once forwarded to the non-management directors, the full Board or individual directors as described above, a communication will be considered and a determination of the appropriate response or action will be made, which may include, for example, a written response or an in-person or telephonic meeting.

     The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

AUDIT COMMITTEE FINANCIAL EXPERTS AND FINANCIAL LITERACY

     The Board has determined that John W. Creighton, Jr., Ferrell P. McClean and Mark A. Suwyn each qualifies as an audit committee financial expert as defined in SEC rules, and that all Audit Committee members – Craig Arnold, John W. Creighton, Jr., James W. Crownover, Ferrell P. McClean and Mark A. Suwyn – are financially literate in compliance with NYSE listing standards.

POLICIES ON BUSINESS CONDUCT AND ETHICS

     Unocal has established a corporate compliance program as part of its commitment to responsible business practices in all of the communities in which it operates. All Unocal directors, officers (including our chief executive officer, chief financial officer and comptroller) and employees are required to abide by the Unocal Code of Conduct to ensure that Unocal’s business is conducted in a consistently legal and ethical manner. The Unocal Code of Conduct forms the foundation of a compliance process that includes policies and procedures covering a variety of specific areas of professional conduct, including employment practices, conflicts of interest, intellectual property, confidentiality, health, safety and environment, human rights, labor and community issues, and strict adherence to all laws and regulations applicable to the conduct of Unocal’s business. Unocal uses its Code of Conduct, web-based compliance training, a designated compliance hotline, audits, investigations, reviews and performance appraisals to help ensure that Unocal’s compliance program is effectively implemented.

     Directors are also required to comply with the Directors’ Code of Conduct, including its requirement to provide notification of any actual or potential conflicts of interest that may arise between a director and Unocal.

     Both the Unocal Code of Conduct and Directors’ Code of Conduct are published on our website. Please refer to “Governance Overview” above for the location of these documents.

     In accordance with NYSE and SEC rules, we intend to disclose any future amendments to certain provisions of these ethical policies and standards, or waivers from such provisions for directors and executive officers (including our chief executive officer, chief financial officer, and comptroller), on our website (www.unocal.com) promptly, and in any event within four business days, following the date of any such amendment or waiver. Neither the Unocal website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

NON-EMPLOYEE DIRECTORS’ COMPENSATION

     The Board Governance Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. Directors’ compensation includes cash and stock-based incentives. Unocal does not have a retirement plan for non-employee directors. Employee directors are not paid additional compensation for their services as directors.

     Cash Compensation and Reimbursement of Expenses. Non-employee directors currently receive the following fees for their services on the Board and reimbursement of expenses:

(1)	annual cash retainers:

▪	$48,000 for serving as a director

▪	$100,000 additional for serving as Vice Chairman of the Board (this retainer was raised from $48,000 to $100,000 effective January 1, 2005)

▪	$6,000 additional for chairing a committee, other than the Audit Committee

▪	$15,000 additional for chairing the Audit Committee

(2)	meeting attendance fees:

▪	$2,000 for each Board or committee meeting attended in person

▪	$1,000 for each Board or committee meeting attended by telephone

(3)	reimbursement of reasonable out-of-pocket expenses related to meetings and other Unocal business

     Non-employee directors may also receive additional fees from time to time for site visits or for attending business meetings to which a director is invited as a representative of Unocal. Any such additional fees will be determined on a case-by-case basis.

     The following table shows the cash compensation earned by our current directors during 2004. As explained below under “Equity Compensation,” directors may elect to defer all or a portion of their cash compensation into Unocal stock units. The value of the stock units received for any deferred compensation is equal to 120% of the compensation deferred. For additional information about director units owned by our directors, see “Stock Ownership - Security Ownership of Directors and Management” below.

Current	Cash Compensation	Current	Cash Compensation
Directors	Earned in 2004	Directors	Earned in 2004
Mr. Arnold	$66,000	Mr. Rice	$97,000
Mr. Creighton	162,500	Mr. Sharer	78,000
Mr. Crownover	111,500	Mr. Suwyn	73,000
Ms. McClean	94,500	Ms. Whitman	88,000
Mr. McCormick	73,500

     Equity Compensation. At our 2004 annual stockholders meeting, our stockholders approved the 2004 Directors’ Deferred Compensation and Restricted Stock Unit Award Plan (the “2004 Plan”), which provides for (1) annual and initial awards of restricted stock units and (2) opportunities to defer all or a portion of cash compensation into stock units that are not restricted. The following discussion provides an overview of the 2004 Plan; it is not a complete description of all terms of the plan. The 2004 Plan was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

     A total of 500,000 shares of common stock were authorized for issuance for awards under the 2004 Plan through June 1, 2009, subject to antidilution and other adjustments described therein. Under the 2004 Plan, subject to the Board’s discretion to increase the annual and initial grants and change the vesting schedules as described below, each non-employee director receives:

•	an annual grant on each June 1st of restricted stock units equal in value to $70,000, which becomes vested 33-1/3% on each of the first three annual meetings of stockholders following the date of grant,

•	an initial grant of restricted stock units upon first being elected a director, equal in value to $82,500, which becomes vested 33-1/3% on each of the first three anniversaries of the date of grant, and

•	for any cash fees voluntarily deferred, stock units equal to 120% of the fees deferred, which are credited to a participating director’s account on a quarterly basis.

     The number of restricted stock units subject to each annual and initial award is determined by dividing the value of the award by the fair market value of our common stock on the grant date. The number of stock units received for any fees deferred is based on the fair market value of our common stock over the applicable quarter. Directors may not receive more than one restricted stock unit award in any one calendar year.

     The Board has discretion to decrease or increase the value of restricted stock unit awards, provided that the value of an annual grant may not exceed $140,000 and the value of an initial grant may not exceed $165,000. The Board may also modify the vesting schedule for any restricted stock unit award, provided that the Board modifies the schedule in advance of the grant of the award and the modified vesting schedule results in vesting in any year of no less than 20% and no more than 50% of the award.

     Stock units and restricted stock units represent unfunded bookkeeping entries, which are paid out, if vested, in an equal number of shares of our common stock according to the distribution elections made by each director. The stock units received for voluntary deferral of cash fees are fully vested and non-forfeitable at all times. Dividend equivalent amounts for restricted stock units and stock units are credited to directors’ accounts as additional stock units and are subject to the same vesting restrictions, if any, and distribution elections that are applicable to the underlying restricted stock units or stock units.

     The deferral period that may be elected for distribution of stock units and restricted stock units is at least three years (or upon vesting of restricted stock units, if later than three years) or following a termination of services. In addition, participants may elect to accelerate the distribution of their units upon a change in control.

     The 2004 Plan also provided that directors could elect to accelerate the payout of their units by requesting an early distribution, subject to a withdrawal penalty, and that payout of units would occur if a director would otherwise forfeit the units as a result of acceptance of government or community service. As a result of the American Jobs Creation Act of 2004 (the “JOBS Act”), these provisions of the 2004 Plan may no longer be permissible for contributions that were not vested as of December 31, 2004. Additionally, the JOBS Act requires that changes to distribution elections must be made at least 12 months prior to the previously elected distribution date, and that the new distribution commencement date must be at least five years after the previously selected date. The 2004 Plan allowed for changes to previous distribution elections, but contained different requirements for such changes than may be allowed under the JOBS Act. We expect to amend the 2004 Plan during 2005 to conform to the requirements of the JOBS Act.

     Unvested restricted stock units will vest and become nonforfeitable early upon the occurrence of any of the following events: (1) if the director’s services are terminated due to his or her death or disability; (2) upon a change in control (as defined in the 2004 Plan); or (3) the director retires from service either (a) at the end of his or her then current term and after completing five years of service, if the director is ineligible to stand for reelection under our directors’ retirement policy or (b) under our directors’ retirement policy on the date of the annual meeting that immediately follows his or her 72nd birthday and after completing five years of service.

     The 2004 Plan also provided that unvested restricted stock units would vest and become nonforfeitable if the director accepted a public interest position (e.g. community service,

philanthropic endeavors, a position of a 501(c)(3) or (c)(4) organization, or government service), provided that such acceleration did not adversely affect the director’s ability to serve in such position. As a result of the JOBS Act, this provision of the 2004 Plan may no longer be permissible or may need to be revised. We expect to amend the 2004 Plan during 2005 to conform to the requirements of the JOBS Act.

     Stock units, including amounts payable or common stock deliverable thereunder, are nontransferable except by will or the laws of descent and distribution or beneficiary designation.

     The Board Governance Committee administers the 2004 Plan. The Governance Committee has broad authority under the 2004 Plan, including the authority to establish, adopt and revise rules and regulations relating to the 2004 Plan; to adopt the schedules, forms and agreements for use in connection with the 2004 Plan and elections under the 2004 Plan; and to delegate ministerial day-to-day administrative details and non-discretionary duties and functions to Unocal officers and employees.

     Prior to the adoption of the 2004 Plan, our directors received stock-based compensation under the 2001 Directors’ Deferred Compensation and Stock Award Plan (the “2001 Plan”). Under the 2001 Plan, three directors who assumed office in 2004 prior to the 2004 annual stockholders meeting received an initial grant of stock options and each continuing director received an annual grant of stock options. To prevent a compounding of benefits in 2004, upon stockholder approval of the 2004 Plan, the stock options granted in 2004 to the new and continuing directors under the 2001 Plan prior to the annual meeting were rescinded without consideration, and the directors received initial and annual awards of restricted stock units, as applicable, under the 2004 Plan.

     Stock units that were outstanding under the 2001 Plan were transferred to the 2004 Plan, subject to the terms and conditions of the 2004 Plan. Stock options outstanding under the 2001 Plan at the time of the 2004 Plan approval remain outstanding under the 2001 Plan, except for the options granted in 2004, as explained in the above paragraph. New grants became prohibited under the 2001 Plan upon stockholder approval of the 2004 Plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We indemnify our directors and officers to the fullest extent permitted by Delaware law. This is required under our bylaws, and we have also entered into indemnification agreements with each of those individuals contractually obligating us to provide this indemnification to them. The forms of our director and officer indemnification agreements were filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

MANAGEMENT CERTIFICATIONS

     In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our chief executive officer and chief financial officer have signed certificates under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual reports on Form 10-K for the years ended December 31, 2004 and December 31, 2003. In addition, our chief executive officer submitted his most recent annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on May 27, 2004.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of December 31, 2004, the following entities were known by us to own beneficially more than five percent of our common stock:

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	29,296,400	(A)	11.1
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	26,110,560	(B)	9.9
Dodge & Cox One Sansome St., 35th Floor San Francisco, CA 94104	23,092,094	(C)	8.8

(A)	Based on a Schedule 13G dated February 11, 2005, Capital Group International, Inc. beneficially owned these shares as the parent holding company of a group of investment management companies that provide investment advisory and management services for their clients, which include investment companies and institutional accounts. This number included 159,010 shares resulting from the assumed conversion of 135,350 6 1/4% Trust Convertible Preferred Securities of Unocal Capital Trust. In January 2005, Unocal Capital Trust redeemed the remaining outstanding convertible preferred securities that were not converted into shares of common stock by the holders. The investment management companies had sole voting power over 23,833,140 shares, and had sole dispositive power over all these shares. One of the investment management companies, Capital Guardian Trust Company, beneficially owned 13,856,280 (5.3%) shares of Unocal’s common stock and had sole voting power over 10,289,390 shares.

(B)	Based on a Schedule 13G dated February 9, 2005, Capital Research and Management Company beneficially owned these shares as a result of acting as investment advisor to various investment companies. This number included 264,330 shares resulting from the assumed conversion of 225,000 6 1/4% Trust Convertible Preferred Securities of Unocal Capital Trust. In January 2005, Unocal Capital Trust redeemed the remaining outstanding convertible preferred securities that were not converted into shares of common stock by the holders. Capital Research and Management Company had the sole dispositive power over of all these shares, but did not have voting power over any of the shares.

(C)	Based on a Schedule 13G dated February 10, 2005, Dodge & Cox beneficially owned these shares on behalf of clients, which may include investment companies, employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox had sole voting power over 21,606,244 shares, and shared voting power over 359,900 shares. Dodge & Cox had sole dispositive power over all these shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table lists the number of shares of our common stock beneficially owned as of March 15, 2005, by (1) all current directors and director nominees, (2) the CEO and the other four most highly compensated executive officers in 2004 (we refer to these individuals in this proxy statement as our “named executive officers”) and (3) all current directors and executive officers as a group:

			Right to Acquire
	Sole Voting	Shared	Common Stock within 60
	or	Voting or	Days from March 15, 2005		Total
	Investment	Investment	Directors’	Stock	Beneficial
Name and Position	Power	Power	Units (A)	Options (B)	Ownership
Craig Arnold, Director			2,039		2,039
Joseph H. Bryant, President and Chief Operating Officer	19,846				19,846
John W. Creighton, Jr., Director (Vice Chairman)	2,000		26,302	10,277	38,579
James W. Crownover, Director	13,723		466	10,277	24,466
Terry G. Dallas, Executive Vice President and Chief Financial Officer	21,021			338,784	359,805
Samuel H. Gillespie III, Senior Vice President, Chief Legal Officer and General Counsel	21,284			5,454	26,738
Randolph L. Howard, Senior Vice President, Global Gas	25,910	2,018		73,532	101,460
Ferrell P. McClean, Director	500		1,687	8,462	10,649
Richard D. McCormick, Director	3,000		2,286		5,286
Donald B. Rice, Director	12,000		1,867	10,277	24,144
Kevin W. Sharer, Director	1,472		17,276	10,277	29,025
Mark A. Suwyn, Director					None
Marina v.N. Whitman, Director	8,823		5,477	10,277	24,577
Charles R. Williamson, Chairman and Chief Executive Officer	115,902	26,373		569,600	711,875
All current directors and executive officers as a group (C)	284,220	35,213	57,400	1,087,250	1,464,083

(A)	Unocal common stock deliverable for outstanding stock units under the 2004 Directors’ Deferred Compensation and Restricted Stock Unit Award Plan at or within 60 days from March 15, 2005. Directors may elect to receive payment of vested stock units upon termination of service, provided that such election is made prior to the deferral period, or twelve months prior to termination. The number shown includes shares that would be received upon the acceleration of distribution of the stock units due to a director’s departure. Excludes units for first quarter 2005 compensation, as units are credited at the end of each quarter. See the chart below for the total number of directors’ units owned.

(B)	Common shares underlying employee or director stock options exercisable at or within 60 days from March 15, 2005.

(C)	Shares beneficially owned by all directors, director nominees and executive officers as a group were less than one percent (1%) of the common stock outstanding on March 15, 2005.

     The total number of director units owned by each of the current directors as of March 15, 2005, including the units shown in the above table which would pay out upon a director’s termination of services, is listed below. Vested units pay out in an equal number of common shares upon a date elected by the director, which must be at least three years from the date of grant or following a termination of service.

Number of Director
Units Owned at
Director	March 15, 2005
Mr. Arnold	4,357
Mr. Creighton	42,512
Mr. Crownover	13,918
Ms. McClean	3,654
Mr. McCormick	4,604
Mr. Rice	3,834
Mr. Sharer	19,243
Mr. Suwyn	4,573
Ms. Whitman	10,130

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and related SEC rules require that our directors and executive officers report to the SEC and the NYSE holdings and transactions in Unocal stock, and that any late filings must be disclosed. We generally assist our directors and executive officers in making these filings. Based on our records, we believe that in 2004 our directors and executive officers met all applicable Section 16(a) filing requirements, except that a Form 4 for Mr. Kevin W. Sharer, reporting the automatic allocation of director units for his third quarter 2004 voluntary deferral of director fees, as well as the automatic accrual of director units for the third quarter dividend equivalent on his outstanding units, was inadvertently filed four days late.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviews Unocal’s financial reporting process on behalf of the Board of Directors. The Committee is composed of five directors, each of whom is independent as defined by the NYSE and the SEC. The Committee operates under a written charter recommended by the Committee and adopted by the Board of Directors. Management has the responsibility for the financial statements and the reporting process, including establishing and maintaining adequate internal control over financial reporting. Unocal’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on (i) the conformity of Unocal’s audited financial statements to accounting principles generally accepted in the United States of America; (ii) the effectiveness of internal control over financial reporting and; (iii) management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards adopted by the Public Company Accounting Oversight Board.

     In this context, the Committee reviewed and discussed with management and the independent auditors the audited financial statements to be included in Unocal’s Annual Report on Form 10-K for the year ended December 31, 2004. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Committee received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with them their independence from Unocal and its management.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Unocal’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Audit Committee
of the Board of Directors

James W. Crownover, Chair
Craig Arnold
John W. Creighton, Jr.
Ferrell P. McClean
Mark A. Suwyn

     The preceding Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general incorporation by reference of this proxy statement into any other document or its inclusion as an exhibit thereto.

EXECUTIVE COMPENSATION

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

     This report of the Management Development and Compensation Committee of the Board of Directors (the “Compensation Committee”) describes the executive compensation programs and policies of Unocal, including its short-term and long-term incentive compensation plans. Key elements of the compensation programs are:

•	Compensation Committee members are independent, non-employee directors;

•	Compensation Committee retains and is assisted by an outside consultant;

•	Salaries are based on comparisons with petroleum and energy industry medians; and

•	Short-term and long-term incentives use a combination of stock performance, financial performance, individual performance and operational results.

     The Compensation Committee, composed entirely of independent, non-employee directors, is responsible for setting and administering the annual and long-term compensation programs. The Compensation Committee reviews and determines executive officer salaries and incentive awards under the 2004 Management Incentive Program. The Compensation Committee has delegated certain administrative responsibilities with respect to salaries and incentive awards for non-executive officers to the CEO. The CEO is present at Compensation Committee meetings but cannot vote. The Compensation Committee considers competitive compensation data, company performance and individual performance, including adherence to Unocal’s Code of Conduct, in establishing executive compensation. The Compensation Committee meets outside the presence of the CEO on certain matters, including CEO compensation and certain succession issues. The Compensation Committee met five times in 2004.

     The compensation programs for the CEO and other executives consists of six elements:

•	salary,

•	annual cash bonus,

•	performance shares,

•	stock options,

•	performance restricted stock, and

•	restricted stock.

All or these elements, other than salary, are part of the 2004 Management incentive Program approved by the stockholders last year and explicitly link short-term and long-term incentive compensation to Unocal’s common share price performance, thereby reinforcing the goal of creating value for the stockholders. The Compensation Committee reviews salary, bonus and long-term incentive compensation data from competitive companies with respect to the CEO and other executive officers. The salary, target bonus and long-term incentive are then compared to the surveyed companies both as to total compensation and the individual components. A Black-Scholes methodology is used to value the stock option component of long-term incentive compensation.

     In 2004, the compensation target levels for the CEO were an annual bonus of 150% of salary and target long-term incentives at 450% of salary. His salary and target bonus amounts were near the median of the surveyed companies. Long-term incentives were significantly below the median, largely as a result of the terms of a multi-year grant of options in 2001. The percentage of salary targets are also established for other executive officers based on competitive data, adjusted for individual responsibilities. The actual payment of both annual and long-term incentive compensation is contingent on Unocal meeting the performance criteria, or in the case of stock options, share price appreciation. In the last several years, actual payments of incentive compensation have been below target values due to Unocal not meeting the performance measurements of the performance share plan.

     Unocal’s executive compensation program uses both absolute and relative share price performance. The “Comparative Return to Shareholders” compares Unocal’s share price plus dividends (Total Shareholder Return or “TSR”) to that of a group of companies in energy-related businesses (the “Peer Group”).

     The Peer Group is designed to have a composite business mix that is similar to that of Unocal as of the beginning of an award period. Therefore, the effects of commodity prices and other external events should be similar for Unocal and the Peer Group, taken as a whole. The companies comprising the Peer Group are reviewed periodically and changed as business characteristics of these companies, and of Unocal, change. Once the Peer Group is established for a particular award, it is not altered for the award period. If a company in the Peer Group does not continue as a public company to the end of an award period, the TSR calculation uses the average share price for the 60 days prior to the announcement of the merger or other corporate transaction which resulted in such company no longer being listed on a stock exchange. A Peer

Group company may be deleted for purposes of business performance measures if data becomes unavailable. The Peer Group for 2003, 2004 and 2005 awards under the Management Incentive Program consisted of 11 companies that, as a group, reflected Unocal’s current lines of business.

     The Compensation Committee administers the Management Incentive Program to preserve the deductibility of compensation in accordance with Section 162(m) of the Internal Revenue Code, unless such deductibility would be inconsistent with the objectives of the Program. It is the Compensation Committee’s belief and intention that the Management Incentive Program has been structured and administered in a manner that preserves Unocal’s tax deduction for executive incentive compensation paid or accrued under the Management Incentive Program in 2004, except for grants of Performance Restricted Stock in 2004. Mr. Williamson received 58,528 shares of performance restricted stock. Since the grant was based on 2003 performance prior to the adoption of the 2004 Management Incentive Plan, it would not qualify as tax deductible under Section 162(m).

     The specific components of executive compensation are discussed below:

     Salary. The base salaries of the CEO and the other executive officers are reviewed annually and when there is a significant change in an executive’s responsibilities. The Compensation Committee considers the responsibilities, experience and performance of the executive officers and survey data on the compensation paid by energy and petroleum-related companies for similar positions. For 2004, the Compensation Committee selected a group of 11 companies to use to compare salary and other compensation (the “Compensation Group”). These 11 companies also comprised the Peer Group used for calculating Comparative Return to Shareholders for incentive programs. Following a review of compensation data in 2004, the salary of the CEO, Mr. Williamson, was increased to $970,000 in February 2004.

     The objective of the Compensation Committee is to establish base salaries and target bonus levels that are near the median paid by the companies in the Compensation Group, with adjustments for reporting relationships, responsibilities and job scope. After increases to the base salary of the executive officers for 2004, the salaries of the majority of the officers and that of the CEO were at approximately the estimated median of comparative salaries of the surveyed companies.

     Unocal Deferred Compensation Plan. The Unocal Deferred Compensation Plan (the “DCP”), adopted in 2001, allows participants to defer up to 90% of annual bonuses and up to 50% of salary. The participant may elect various investment options, which determine the ultimate payment due at the end of the elected deferral period. The DCP is largely unfunded and the participants are unsecured creditors of Unocal.

     Incentive Compensation Plan. The Incentive Compensation Plan (the “ICP”) is Unocal’s annual bonus plan for senior and middle management. Each award period under the ICP is one year. The annual bonus pool for a calendar year equals 2% of Unocal’s “Net Cash Provided by Operating Activities,” which is the maximum amount of annual cash bonuses that may be awarded in a calendar year.

     Prior to March of each year, the Compensation Committee establishes a percentage of this bonus pool as the maximum target award for the CEO and certain other executive officers. The Compensation Committee also establishes individual target awards for the remaining participants based on salary grade.

     For 2004, the Compensation Committee approved a bonus award payout based 25% on Comparative Return to Shareholders, 37.5% on financial performance (“Return on Capital Employed” and “Free Cash Flow”) and 37.5% on an evaluation of the calendar year activities that will affect future performance. The Compensation Committee determined that Unocal performed significantly above the established goals with respect to the financial and future performance measures based on a set commodity price determined by the Compensation Committee, while Unocal’s TSR relative to the Peer Group resulted in a 0% of target payout with respect to this factor. After a downward adjustment for other factors, the bonus award pool for the entire eligible group for 2004 was set at 85% of the target amount. Awards were subject to further adjustment to reflect business unit and individual performance.

     The ICP provides for deferral of awards into restricted stock and awards can also be deferred into the DCP as described above. The portion of the award deferred into restricted stock is increased by 20% to compensate for the executive foregoing immediate cash compensation and for the risk of forfeiture. The restriction period is five years. The award is forfeited if the recipient resigns or is terminated for cause prior to the end of the restriction period, unless the recipient retires at or after age 65. Mr. Williamson deferred 90% of his award into the DCP. Unocal’s other four named executive officers eligible for deferrals deferred an average of approximately 60% into the DCP.

     Long-Term Incentive Plan. The Long-Term Incentive Plan of 2004, as amended (the “2004 Plan”), is administered by the Compensation Committee and provides for awards in the form of performance shares, non-qualified stock options, performance restricted stock and restricted stock. Prior to 2004 the Long-Term Incentive Plan of 1998 (the “1998 Plan”) provided for grants of performance shares, non-qualified stock options and restricted stock. The 2004 Plan continued those aspects and added performance restricted stock as an element to the compensation program. In establishing performance goals a fixed price for natural gas and crude oil is utilized to eliminate the unfair effect of fluctuations in commodity prices.

     Performance Shares. The Compensation Committee awarded a “target” number of performance share units in 2001 to the CEO and other executive officers for the 2001-2004 performance period under the 1998 Plan. Each unit was the equivalent of one share of Unocal’s common stock. The awards are dependent on the executive’s level of responsibility and base compensation. Mr. Williamson’s target award for this performance period was 14,000 units.

     The potential payout of awards at the end of the four-year performance period is determined by how Unocal’s TSR for the period compares to that of the Peer Group. The maximum number of shares that can be paid out is 200% of the performance share units granted, and the maximum value of the payout cannot exceed 400% of the fair market value of the initial award. During the 2001-2004 performance period, Unocal’s TSR was below the average of the Peer Group. Therefore, none of the performance share units awarded were paid out to the participants, including Mr. Williamson. This was also true for the two prior performance periods.

     Non-Qualified Stock Options. Option grants are normally made in February or March of each calendar year. Prior option grants are not considered in making these awards except when a grant is in lieu of future grants. The number of options granted to the executive officers is determined by reviewing option grants for similar positions by the surveyed companies. The compensation value of the option grants to the executive officers as a group is also compared to option grants and compensation data available from the proxy statements of other large public companies. The option exercise price under the 2004 Plan and the 1998 Plan is the fair market value on the date of grant. Exercise of an option results in compensation to the employee only if the fair market value on the date of exercise exceeds the price on the date granted.

     Currently, the only numerical restrictions on grants are the total number of shares available under the 2004 Plan and the 1998 Plan and the limitation that no person may be granted during any 12-month period options to acquire more then 600,000 shares. In 2001, Unocal made four grants, including an option for 450,000 shares to Mr. Williamson and options to purchase a total of 480,000 shares to two other named executive officers. These grants were made after reviewing competitive data and were intended to provide an immediate incentive to the executives to maximize share price performance by granting three years of options at one time.

Because these grants were for a three-year period, these individuals did not receive option grants in 2004. One other named executive received a 50,000 grant of stock options as a hiring bonus in September of 2004.

     Because the total number of shares available for employee stock options is less than five percent of the outstanding shares, individual grants have not been of such magnitude as to have any significant dilutive effects on Unocal’s stock.

     Performance Restricted Stock. The Compensation Committee awarded performance restricted stock to the CEO and other executive officers in 2004. The “final pool” of restricted stock is determined by Unocal’s previous year’s performance as measured in the Incentive Compensation Plan. TSR performance is not considered in establishing the final pool. The Compensation Committee determined that the performance criteria should be what is controllable by Unocal’s executive management. The CEO’s and other executive officer’s competitive target is then adjusted either upward, downward or remains “at the competitive target” based on the overall performance of Unocal. Mr. Williamson was awarded 58,528 shares of performance restricted stock based on the Unocal’s 2003 performance factor of 137%.

     Restricted Stock. The 2004 Long-Term Incentive Plan also provides for grants of restricted stock to executives, managers and technical employees whose performance and potential is exceptional. The award is forfeited if the recipient resigns or is removed for cause prior to the end of the restriction period. In 2004 no restricted stock was granted to Mr. Williamson and a total of 7,500 shares were granted to other named executives.

     Unocal also has incentive programs for other employees that focus on individual or team contributions to the success of Unocal and its stockholders, including an Annual Incentive Plan, Chairman’s Awards and Special Recognition Awards.

     In summary, Unocal aligns management and stockholder interests by linking executive incentive compensation programs to share price performance and the creation of stockholder value.

Management Development and
Compensation Committee of the Board
of Directors

Richard D. McCormick, Chair
Donald B. Rice
Kevin W. Sharer
Marina v.N. Whitman

     The preceding Report of the Management Development and Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general incorporation by reference of this proxy statement into any other document or its inclusion as an exhibit thereto.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Employment Contracts with Named Executive Officers. We have employment agreements with our named executive officers, Messrs. (1) Williamson, (2) Bryant, (3) Dallas, (4) Gillespie and (5) Howard. The following discussion provides an overview of these agreements; it is not a complete description of all terms of the agreements. Messrs. Williamson’s and Dallas’ agreements were filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2002. Mr. Gillespie’s agreement was filed as an exhibit to our Current Report on Form 8-K dated March 30, 2005. Mr. Bryant’s agreement was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Mr. Howard’s agreement was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004.

     The agreements with Messrs. Williamson and Dallas are effective for three years, and the agreement with Mr. Howard is effective for two years, in each case commencing March 12, 2003. We also have an employment agreement with Mr. Bryant that is effective for three years commencing September 1, 2004. Mr. Gillespie previously had a two-year employment agreement with Unocal dated October 1, 2003. Mr. Gillespie entered into a new employment agreement with Unocal which was approved by the Compensation Committee on March 30, 2005. Mr. Gillespie’s new employment agreement is effective for three years commencing February 8, 2005. These agreements with our named executive officers automatically renew daily until we give notice that we do not wish to further extend the term, but in no event later than the date of our annual meeting following the employee’s 65th birthday.

     The agreements provide for certain benefits following an employment termination without cause or following an alteration of the employee’s employment situation, as defined in the agreements (collectively, a “Termination Without Cause”), including a payment of: 3.18 times annual salary plus three times target bonus applicable as of the beginning of the calendar year in which such Termination Without Cause occurs for Messrs. Williamson, Bryant, Dallas or Gillespie; and 2.12 times annual salary plus two times target bonus applicable as of the beginning of the calendar year in which such Termination Without Cause occurs for Mr. Howard. The agreements also provide for continuation of medical, dental, life and disability insurance coverage for two years following the Termination Without Cause. In lieu of the foregoing continued medical, dental, life and disability benefits, we may elect to pay the sum of $25,000. In the event of a Termination Without Cause within 24 months of a Change of Control (as defined in the agreements), our named executive officers would also be entitled to the increase in the lump sum value of their benefits under our qualified and non-qualified retirement plans, as if three years were added to their benefit service and ages thereunder.

     If any payment or distribution by us would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred with respect to such excise tax (such excise tax and any such interest and penalties, collectively, the “Excise Tax”), then the employee is entitled to a gross-up payment in an amount such that after payment by the employee of all taxes (including any interest or penalties imposed) and Excise Tax imposed upon the gross-up payment, the employee retains an amount of the gross-up payment equal to the Excise Tax imposed upon the payment or distribution by us to the employee. If distributions and payments to be made by us do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to our named executive officers, such that the receipt of payments would not give rise to any Excise Tax, then no gross-up payment will be made and the payments will be reduced to the Reduced Amount.

     For additional information regarding the compensation of our named executive officers, please see “Executive Compensation - Summary Compensation Table” below.

     Other Termination of Employment and Change in Control Arrangements. Upon a “change in control” of Unocal, as defined in our incentive plans and related agreements and in certain employment agreements, annual cash bonuses will be paid, restricted stock will become vested and payable, unvested options will become vested, and performance shares will become vested and payable. Performance shares generally will be paid out at not less than the target number of shares, subject to the limitation that the fair market value of the shares paid out may not exceed 400% of the fair market value of the initial award of performance shares. Annual cash bonuses under the Incentive Compensation Plan and under the Annual Incentive Plan will pay out at not less than the target amount, prorated by the ratio that the shortened award period bears to the calendar year. As a result of the JOBS Act, certain provisions of these plans and agreements may need to be revised. We expect to amend these plans and agreements during 2005 to conform to the requirements of the JOBS Act. At March 15, 2005, 1,770,086 shares of restricted stock were outstanding, unvested options to purchase 2,412,859 shares of common stock were outstanding at a weighted average exercise price of $41.22, and 877,270 performance shares were outstanding.

     The following table shows the unvested stock options outstanding at March 15, 2005 that would become vested and restricted stock and performance shares outstanding at March 15, 2005 that would be paid out for our named executive officers in the event of a change in control in accordance with the relevant award agreements.

	Unvested Options at
	March 15, 2005
	Number of
	Shares		Outstanding	Outstanding
	Underlying	Weighted	Restricted Stock at	Performance Shares
Name	Options	Average Price	March 15, 2005	at March 15,2005
Mr. Williamson	113,475	$49.31	107,373	150,729
Mr. Bryant	200,000	46.44	19,692	16,342
Mr. Dallas	18,913	49.31	19,554	39,291
Mr. Gillespie	29,091	44.64	21,284	16,560
Mr. Howard	25,287	40.08	13,418	21,981

     In 2000, our Board of Directors and the Board of our Union Oil Company of California subsidiary each approved an enhanced severance program for U.S. payroll employees not represented by collective bargaining agents in the event of a change of control of Unocal occurring before 2005. The Boards of Unocal and Union Oil have extended this enhanced severance program until such time as the program is effectively terminated by the Boards in accordance with the terms of our benefits plans. In the event of a “change of control,” as defined in our Long-Term Incentive Plan of 2004, the program provides for the immediate vesting of accrued benefits and/or accounts of all covered employees under our qualified and nonqualified retirement and savings plans. Also, employees with at least five years of vesting service in the Unocal Retirement Plan whose employment terminates within two years after a change of control either involuntarily (other than for death, disability or misconduct) or due to “constructive discharge” are entitled to immediate payment of their qualified and nonqualified retirement plan balances and immediate cash payment of bonuses under our incentive compensation plan. Under our Deferred Compensation Plan, eligible employees are allowed to receive payouts of plan balances upon a change of control if such employees elected to receive those payouts. For purposes of the Deferred Compensation Plan, “change of control” for contributions made before December 31, 2004 is defined as set forth in the Long-Term Incentive Plan of 2004 and for contributions made after December 31, 2004 and Mr. Bryant’s company contribution described in note (F) to the “Summary Compensation Table” below, is defined as set forth in the JOBS Act. However, for purposes of payouts under our nonqualified plans, the definition of “change of control” is as found in the JOBS Act. Also, payments to key employees under our non-qualified plans are delayed for six months after termination of employment. Interest is paid on the balances during the six-month delay.

     The program also provides the following in the event of an eligible employee’s involuntary termination of employment (other than for death, disability or misconduct) or “constructive discharge” within two years following a change of control:

▪	Employees with less than five years of service in the Unocal Retirement Plan would receive four months of base pay plus three-fourths of a month of base pay for every year of service.

▪	Employees with five or more years of service in the Unocal Retirement Plan would receive four months of base pay plus an enhanced retirement benefit which offsets the remainder of the severance payment. The enhanced retirement benefit would add three years to the employee’s service and age, plus the benefit would utilize the highest consecutive 12 months of pensionable pay in the most recent 120 months of service.

     Although all current executive officers are entitled to the benefits described in the preceding paragraphs, payment of such benefits would reduce the amounts payable to Messrs. Williamson, Bryant, Dallas, Gillespie and Howard under their employment agreements.

     The program permits an eligible terminated employee to elect an immediate distribution or rollover of his or her total qualified and nonqualified retirement plan benefits. A key employee, as defined in the JOBS Act, must wait six months to receive nonqualified retirement and savings benefits and interest on the unpaid benefit is paid by us during that time period. The program also provides for subsidized “COBRA” medical and dental coverage for 18 months after termination of employment, adds three years to the employee’s age and service for determining eligibility and contributions under our retiree and special continuation medical coverages and for determining eligibility under our retiree life and AD&D insurance plans, as well as certain other benefits.

     The program includes a “tax gross-up” arrangement for employees who are subject to the excise tax provided for by Section 280G of the Internal Revenue Code, including the named executive officers. Under this section, excise taxes are imposed on employees receiving change- of-control payments (as defined) that exceed 2.99 times the employee’s average annual compensation (as defined). Under the arrangement, an employee who is subject to the excise tax would receive a gross-up payment, in addition to the amounts deemed change-of-control payments, to eliminate the effect of the excise tax. This gross-up arrangement would apply only if the employee’s change-of-control payments exceed the excise tax threshold amount of Section 280G by more than 10%. Otherwise, such payments would be reduced below the threshold.

     In addition, the Unocal Phantom Stock Plan provides for the grant to selected key employees of incentive units, each equivalent for bookkeeping purposes to the market value of one outstanding share of Unocal common stock. The incentive units are credited to an incentive account for the participant, together with dividend equivalents. The incentive account of a participant becomes mature and payable in cash upon a “change of control,” as defined in such Phantom Stock Plan. None of our executive officers currently participate in the Phantom Stock Plan.

INDEBTEDNESS OF MANAGEMENT

     We made loans in 2000 to ten employees, two of which are current executive officers, for the purchase of our common stock under the 2000 Executive Stock Purchase Program, approved by our stockholders at the 2000 annual meeting. The loans were made on March 16, 2000, with a scheduled maturity of March 16, 2008, and interest accrual of 6.8%, compounded annually. The minimum interest payable each March 16 during the years 2001 through 2005 was limited to the amount of dividends paid during the prior 12-month period on the number of shares purchased with the loan. Any remaining unpaid accrued interest is added to the principal and accrues interest thereafter. Starting March 16, 2006, principal for outstanding loans is payable in three equal annual payments along with the full amount of interest accrued over the past 12 months. The loans were made as full-recourse loans, with certain exceptions for death or disability, without being secured by the shares of common stock purchased or by any other collateral. The loan agreements and related promissory notes were filed as exhibits to our Current Report on Form 8-K dated March 16, 2000.

     On February 10, 2004, we repurchased 179,736 shares of our common stock from Mr. Williamson, 89,868 shares from Mr. Howard, and a total of 269,604 shares purchased by two of our former officers. The shares, originally acquired using the loan proceeds, were repurchased in private transactions at $36.88 per share. A portion of the proceeds from the repurchases was applied to repay in full each seller’s outstanding loan. There remain loans outstanding to two former officers.

     The following table shows amounts previously owed on the loans made under the 2000 Executive Stock Purchase Program to the two current executive officers:

		Largest Outstanding
		Amount Since	Date Loan Repaid
Name	Principal Position	January 1, 2004	in Full
Mr. Williamson	Chairman and Chief Executive Officer	$5,932,835	February 10, 2004
Mr. Howard	Senior Vice President, Global Gas	2,988,111	February 10, 2004

SUMMARY COMPENSATION TABLE

     The following table shows compensation earned in the last three years by our named executive officers. Mr. Bryant joined Unocal in September, 2004, Mr. Gillespie joined Unocal in October, 2003, and Mr. Howard became an executive officer of Unocal in 2004.

		Annual Compensation					Long Term Compensation
						Other	Awards				Payouts
						Annual			Securities
						compen-	Restricted		Underlying		LTIP	All Other
Name and						sation	Stock Awards		Options/		Payouts	Compen-
Principal Position	Year	Salary ($)		Bonus ($)		($)(A)	($)(B)		SARs		($)	sation ($)*
Charles R. Williamson	2004	964,816	(C)	1,236,760	(C)	4,749	2,268,911	(D)	None		None	102,404
Chairman and Chief	2003	863,390	(C)	1,500,000	(C)	8,961	None		None		None	92,513
Executive Officer	2002	818,004	(C)	543,403	(C)	5,256	28,226	(E)	None		None	74,345
Joseph H. Bryant President and Chief Operating Officer	2004	231,444	(C)	992,700	(F)	21,500	425,079	(G)	50,000	(H)	None	67,679
Terry G. Dallas	2004	497,121		425,000	(C)	14,338	373,681		None		None	47,915
Executive Vice President and	2003	457,283	(C)	570,000	(C)	9,816	None		None		None	43,794
Chief Financial Officer	2002	439,704	(C)	233,688	(C)	3,721	None		None		None	33,974
Samuel H. Gillespie III	2004	451,542		212,700		231,274	272,048		16,360		None	267,464
Senior Vice President, General Counsel and Chief Legal Officer	2003	102,982		75,000		25,637	240,300		None		None	30,401
Randolph L. Howard Senior Vice President, Global Gas	2004	370,154		200,000	(C)	7,618	260,015	(L)	12,172		None	335,775

*	The following table itemizes the amounts listed under “All Other Compensation” in the above table:

		Unocal Contributions to		Reportable
		Participants’ Accounts		Interest on
		Unocal	Unocal	Deferred		International
		Savings Plan	Supplemental	Compensation ($)	Relocation	Assignee
Name	Year	($)	Savings Plan ($)	(J)	Benefits ($)(K)	Benefits ($)
Mr. Williamson	2004	12,300	45,589	44,515	N/A	N/A
	2003	12,000	39,803	40,711	N/A	N/A
	2002	12,000	37,080	25,265	N/A	N/A
Mr. Bryant	2004	6,692	1,587	3,929	55,471	N/A
Mr. Dallas	2004	12,300	17,527	18,088	N/A	N/A
	2003	12,000	15,437	16,357	N/A	N/A
	2002	12,000	14,382	7,592	N/A	N/A
Mr. Gillespie	2004	None	14,793	11	252,660	N/A
	2003	None	None	None	30,401	N/A
Mr. Howard	2004	13,000	9,909	4,277	13,314	295,275 (L)

(A)	Excludes perquisites because their value did not meet the reporting threshold of the lesser of $50,000 or 10% of salary plus bonus.

(B)	Aggregate restricted Unocal common stock holdings at year-end 2004 and value (based on the closing price of the common stock as reported in the New York Stock Exchange Composite Transactions on December 31, 2004): Mr. Williamson - 76,158 shares, $3,293,072; Mr. Bryant - 7,500 shares, $324,300; Mr. Dallas -12,118 shares, $523,982; Mr. Gillespie -14,821 shares, $640,860; and Mr. Howard -12,711 shares, $549,624. Dividends are paid on restricted stock.

(C)	Includes amounts deferred under the Unocal Deferred Compensation Plan.

(D)	Includes $94,011 for the value of 2,346 shares of restricted stock received from the exercise of stock options with restrictions granted under the Long-Term Incentive Plan of 1991.

(E)	Value of restricted stock received from the exercise of stock options with restrictions granted under the Long-Term Incentive Plan of 1991.

(F)	Amount includes $890,000 granted under our Deferred Compensation Plan per an employment agreement when Mr. Bryant joined Unocal in September 2004. The bonus, with any corresponding earnings or losses, is subject to forfeiture if Mr. Bryant’s employment terminates prior to the third anniversary of his employment date for any reason other than a termination without cause (as defined in the agreement), death or disability; provided that the funds become fully vested in the event of a change of control (as defined in the agreement). Amount also includes $102,700, which is one-half of a bonus for 2004 which was awarded under the 2004 Incentive Compensation Plan. The remaining one-half was deferred into restricted stock and is included in the “Restricted Stock Awards” column.

(G)	Includes the value on the award date of a restricted stock award elected in lieu of a portion of a cash bonus payment under the 2004 Incentive Compensation Plan. The amount deferred into restricted stock was augmented by 20% to compensate for the risk of forfeiture and to promote management stock ownership. The number of restricted shares was determined by using the average closing price of Unocal common stock as reported in the New York Stock Exchange Composite Transactions during the last 30 trading days of 2004.

(footnotes continued on next page)

(H)	The stock option grant made in 2004 under the Long-Term Incentive Plan of 2004 was granted to Mr. Bryant in September 2004 when he joined Unocal as President and Chief Operating Officer.

(I)	Includes $37,612 for the value of 934 shares of restricted stock received from the exercise of stock options with restrictions granted under the Long-Term Incentive Plan of 1991.

(J)	Reportable interest is defined by the SEC to include interest on deferred compensation if the rate of interest exceeds a designated amount above the applicable federal long-term rate, with compounding, at the rate that corresponds most closely to the rate under the registrant’s plan at the time the interest rate or formula is set.

(K)	Relocations benefits, including selling expenses from a qualifying principal residence, direct moving expenses and interim living expenses, are generally available to all exempt employees relocating into a managerial, technical or professional position.

(L)	International assignee benefits are generally available to all employees who accept a position in a location outside their home country. The amount shown includes $19,950 foreign service premium, $233,319 net foreign income tax payment and $19,426 housing allowance, as well as vacation travel payment, tax services, commodities and services differential and medical allowance.

OPTION/SAR GRANTS IN 2004

     The following table shows stock option awards granted in 2004 to the named executive officers:

Potential Realizable
	No. of	% of Total			Value at Assumed
	Securities	Options			Annual Rates of Stock
	Underlying	Granted to			Price Appreciation for
	Options	Employees in	Exercise	Expiration	Option Term (C)
Name	Granted (A)	2004 (B)	Price ($/Sh)	Date	5%($)	10%($)
Mr. Williamson	None	N/A	N/A	N/A	N/A	N/A
Mr. Bryant	50,000 (D)	4.3	37.840	9/1/2014	1,189,869	3,015,361
Mr. Dallas	None	N/A	N/A	N/A	N/A	N/A
Mr. Gillespie	16,360	1.4	36.869	2/10/2014	379,335	961,309
Mr. Howard	12,172	1.1	36.869	2/10/2014	282,229	715,223

(A)	The options were granted pursuant to the Long-Term Incentive Plan of 2004. The options become exercisable in three equal installments on the first three anniversaries of the date of grant. The exercise price of the options is the average of the highest and lowest trading prices of transactions in Unocal common stock as reported in the NYSE Composite Transactions for the date of grant. The maximum option exercise period is ten years from the date of grant. The optionees may pay for option stock with cash, Unocal common stock they already own, or with proceeds from the sale of common stock acquired by exercise of the option through authorized cashless exercise procedures with stockbrokers.

Upon a change of control (as defined in the option agreements), any unvested options would vest. A participant who retires at normal retirement age, upon permanent and total disability, or who retires between the ages of 55 and 65 under conditions determined by the Management Development and Compensation Committee to be for the convenience of Unocal, has until the end of the option term to exercise any options that were vested on the date of termination of employment. Upon death of a participant, any unvested options would vest, and remain outstanding for the option term. A participant under the age of 55 who terminates employment under conditions determined by the Management Development and Compensation Committee to be for the convenience of Unocal, is granted three years in which to exercise the options that were vested on the date of termination of employment. Upon termination of employment for reasons not stated above, any options outstanding for a participant are canceled. Options are nontransferable except in the event of the employee’s death or pursuant to a court order, unless the Committee, in its sole discretion, permits transfers to the employee’s family members and entities established for or owned by family members.

(B)	The number of securities underlying all options granted to employees in 2004 was 1,163,000.

(C)	Use of the assumed stock price appreciation of 5% and 10% each year for the option period is specified in SEC Regulation S-K. No valuation method, including the Black-Scholes model, can accurately predict future stock price or option values because there are too many unknown factors. If the stock price does not increase above the exercise price, the options will have no value.

(D)	The stock option grant made in 2004 under the Long-Term Incentive Plan of 2004 was granted to Mr. Bryant in September 2004 when he joined Unocal as President and Chief Operating Officer.

AGGREGATED OPTION/SAR EXERCISES IN 2004 AND DECEMBER 31, 2004 OPTION/SAR VALUES

     The following table shows exercises of stock options in 2004 by the named executive officers and the year-end stock option balances:

			No. of Securities		Value of Unexercised In-The-
	No. of Shares	Value	Underlying Unexercised		Money Options/SARs at
	Acquired on	Realized	Options/SARs at 12/31/04		12/31/04 ($) (C)
Name	Exercise (A)	($) (B)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Williamson	7,510	300,793	569,600	None	4,482,029	0
Mr. Bryant	None	0	None	50,000	0	270,000
Mr. Dallas	None	0	338,784	None	2,322,150	0
Mr. Gillespie	None	0	None	16,360	0	104,230
Mr. Howard	3,250	38,188	59,870	27,733	600,031	127,907

(A)	Excludes 2,346 shares of restricted stock received by Mr. Williamson and 934 shares of restricted stock received by Mr. Howard upon the exercise of options with restrictions, which are reported in the “Restricted Stock Awards” column of the Summary Compensation Table.

(B)	Represents the value realized on the unrestricted shares received upon exercise. The restricted stock received upon exercise is valued at the end of the five-year restriction period, or upon termination of employment due to normal retirement or at the convenience of Unocal.

(C)	The price of $43.24, which was the closing price of Unocal common stock as reported in the New York Stock Exchange Composite Transactions for December 31, 2004, was used to value the options.

LONG-TERM INCENTIVE PLANS - AWARDS IN 2004

     The following table shows performance share awards granted in 2004 to the named executive officers. Restricted stock and option awards granted in 2004 to the named executive officers are reflected in the previous tables.

			Estimated Future Payouts
	No. of	Period Until	Threshold	Target	Maximum
	Performance	Maturation or	Number of	Number of	Number of
Name	Share Units (A)	Payout	Shares	Shares	Shares (A)
Mr. Williamson	61,030	12/31/2007	0	61,030	122,060
Mr. Bryant	None	12/31/2007	0	None	None
Mr. Dallas	10,486	12/31/2007	0	10,486	20,972
Mr. Gillespie	8,389	12/31/2007	0	8,389	16,778
Mr. Howard	6,241	12/31/2007	0	6,241	12,482

(A)	Pursuant to the performance shares agreements, the actual number of performance shares paid out is based on our return to stockholders for the three-year performance period (January 1, 2004 through December 31, 2006) compared to that of a group of peer companies selected by the Management Development and Compensation Committee. Return to stockholders is defined as share price appreciation plus dividends expressed as a percentage of the beginning share price. The maximum number of shares that can be paid out is 200% of the performance shares granted, and the maximum value of the payout cannot exceed 400% of the fair market value of the initial award of performance shares. The Management Development and Compensation Committee may reduce the payment based on other factors at the discretion of the Committee. If Unocal’s return to stockholders is at or under the 30th percentile of the peer group’s return to stockholders, there is no payout. The payout percentage may not exceed 50% if Unocal’s return is at the 35th percentile of the peer group’s return, the payout may not exceed 100% if Unocal’s return is at the 50th percentile of the peer group’s return, and the payout percentage may not exceed 200% if Unocal’s return is at the 100th percentile of the peer group’s return. A matrix is used for determining the specific payout percentages that may not be exceeded for specific return to stockholders levels between the 30th and 100th percentile. Awards can be paid out partly in cash and partly in shares, as determined by the Management Development and Compensation Committee.

PENSION PLAN TABLE

     We have a noncontributory qualified defined benefit retirement plan covering substantially all U.S. payroll employees. The plan provides participants with retirement benefits based on a formula relating such benefits to final average compensation (highest consecutive 36 months in the final 120 months) and years of service, less up to half of the estimated old age Social Security benefit payable. The amount of the benefit is limited by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Where that occurs, we have nonqualified retirement plans designed to maintain and supplement total retirement benefits. Among other exclusions, all of the nonqualified plans exclude augmentations to bonuses deferred into restricted stock, and exclude interest and appreciation in the value of bonuses and/or salary deferred into the Unocal Deferred Compensation Plan. The following Pension Plan Table, which covers our named executive officers, shows the estimated annual benefits from the plans, before deducting a portion of the estimated old age Social Security benefit, as described above. The benefits shown are computed based on a single life annuity payable at normal retirement age.

Covered	Years of Service
Compensation (A)	1	10	20	25	30	35	40
$200,000	$3,200	$32,000	$64,000	$80,000	$96,000	$112,000	$128,000
400,000	6,400	64,000	128,000	160,000	192,000	224,000	256,000
600,000	9,600	96,000	192,000	240,000	288,000	336,000	384,000
800,000	12,800	128,000	256,000	320,000	384,000	448,000	512,000
1,000,000	16,000	160,000	320,000	400,000	480,000	560,000	640,000
1,200,000	19,200	192,000	384,000	480,000	576,000	672,000	768,000
1,400,000	22,400	224,000	448,000	560,000	672,000	784,000	896,000
1,600,000	25,600	256,000	512,000	640,000	768,000	896,000	1,024,000
1,800,000	28,800	288,000	576,000	720,000	864,000	1,008,000	1,152,000
2,000,000	32,000	320,000	640,000	800,000	960,000	1,120,000	1,280,000
2,200,000	35,200	352,000	704,000	880,000	1,056,000	1,232,000	1,408,000
2,400,000	38,400	384,000	768,000	960,000	1,152,000	1,344,000	1,536,000

(A)	Covered compensation is the average annualized monthly compensation in the 36 highest- paid months within the last 120 months immediately preceding retirement. For the named executive officers, covered compensation equals the amounts in the “Salary” and “Bonus” columns of the Summary Compensation Table and the amount of bonus that the participant elected to defer into restricted stock (other than augmentations for deferring into restricted stock).

     Covered compensation and credited full years of service under the retirement plan as of year-end 2004 for the named executive officers are as follows:

	Covered Compensation at	Credited Full Years of Service
Name	December 31, 2004 ($)	at December 31, 2004
Mr. Williamson	$1,931,400	27
Mr. Bryant	231,440	0
Mr. Dallas	901,180	4
Mr. Gillespie	468,610	1
Mr. Howard	556,740	31

PERFORMANCE GRAPH

     The following table shows cumulative total shareholder return (price changes plus reinvested dividends) from December 31, 1999 to December 31, 2004. The graph assumes that $100 was invested on December 31, 1999 in Unocal’s common stock, the S&P 500 Index and the S&P 500 Oil & Gas Exploration and Production index.

	Dec99	Dec00	Dec01	Dec02	Dec03	Dec04
S&P 500 O&G E&P	100	159.13	125.73	123.88	153.17	206.60
UNOCAL	100	118.26	112.79	97.99	121.30	145.41
S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03

(A)	The S&P Oil & Gas Exploration & Production Index consists of Unocal and seven other companies, six of which are also included in the Peer Group of companies used to compare Unocal’s stockholder return for incentive compensation purposes, as explained in the Report of the Management Development and Compensation Committee above.

          The preceding Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general incorporation by reference of this proxy statement into any other document or its inclusion as an exhibit thereto.

EQUITY COMPENSATION PLAN INFORMATION (A)

     The following table shows the number of Unocal common shares authorized for grants of options and other stock-based awards at December 31, 2004:

			Weighted
			average
	No. of securities to be		exercise price of
	issued upon exercise		outstanding	No. of securities
	of outstanding options,		options, warrants	remaining available
Plan Category	warrants and rights		and rights (B)	for future issuance
Equity compensation plans approved by security holders	5,472,574	(C)	$35.37	11,987,285	(D)
Equity compensation plans not approved by security holders	3,712,045	(E)	$32.38	791,667	(F)
Total	9,184,619		$33.94	12,778,952

(A)	Excludes certain other stock-based compensation plans which do not involve the issuance of common shares.

(B)	The weighted average price excludes performance shares and directors’ units.

(C)	Includes 1,307,466 shares reserved for a maximum payout of 653,733 performance shares outstanding under the Long-Term Incentive Plan of 1998 and the Long-Term Incentive Plan of 2004, and 112,793 directors’ units outstanding under the Directors Restricted Stock Units Plan and 2004 Directors’ Deferred Compensation and Restricted Stock Unit Award Plan. There were options outstanding for 81,629 shares under the 2001 Directors’ Deferred Compensation and Stock Award Plan, 820,136 shares under the Long-Term Incentive Plan of 1991, 3,096,550 shares under the Long-Term Incentive Plan of 1998, and 54,000 shares under the Long-Term Incentive Plan of 2004.

(D)	There were 112,265 shares reserved for dividend equivalents on existing balances in the Directors’ Restricted Stock Units Plan, and 387,886 shares reserved for stock units and restricted stock units under the 2004 Directors’ Deferred Compensation and Restricted Stock Unit Award Plan. A total of 11,487,134 shares were available for future grants of stock options, restricted stock, and performance shares under the 2004 Management Incentive Program. Of the 11,487,134 shares, a total of 5,029,234 shares were available for future grants of restricted stock and performance shares.

(E)	There remained options outstanding for 95,009 shares under the Special Stock Option Plan of 1996 and 3,617,036 shares under the Unocal Stock Option Plan. Additionally, in connection with the merger of a wholly-owned subsidiary of Unocal into Pure Resources, Inc. (“Pure”), on October 30, 2002, that resulted in Pure becoming a wholly-owned subsidiary of Unocal, employee nonqualified stock options to acquire Pure stock (that were issued by Pure and its predecessors) became fully vested stock options to acquire Unocal common stock; options to acquire a total of 140,225 shares with a weighted average exercise price of $24.04 were outstanding at December 31, 2004 and all of these options became fully vested at the time of the acquisition. Almost all of the Pure employee stock options were granted under Pure’s 1999 Incentive Plan, as approved by Pure stockholders in May of 1999.

(F)	A total of 783,752 shares were reserved for future grants of stock options under the Unocal Stock Option Plan and 7,915 shares were reserved for future grants of restricted stock under the Union Oil Restricted Stock Plan.

     Stock options are nonqualified with a maximum term of ten years. Except for certain stock options granted under Pure’s 1999 Incentive Plan that were granted at prices below fair market value on the grant date, the exercise price for options may not be less than the fair market value of the common stock on the grant date. Options are generally nontransferable except in the event of an employee’s death or pursuant to a court order. Outstanding options assumed by Unocal in connection with the Pure acquisition are exercisable until the end of their full ten-year terms, most of which expire from 2010 to 2012.

     Stock options granted under the Special Stock Option Plan of 1996 and the Unocal Stock Option Plan cease to vest upon termination of employment. Vested options may be exercised for up to three years or the original expiration date, whichever is earlier, from the date of death, disability, or termination of employment other than for cause or resignation.

     Dividends for restricted stock granted under the Union Oil Restricted Stock Plan are accumulated and paid out when the shares vest. The restricted shares are not delivered until the end of the restricted period, which is four years. The restricted stock is subject to forfeiture if the holder terminates employment during the restriction period for reasons other than death, disability, retirement at or after age 65, or for our convenience.

     All outstanding restricted stock would become unrestricted and unvested stock options would become exercisable in the event of a “change in control” as defined in the plans and agreements governing the restricted stock and stock options.

ITEM 1. ELECTION OF DIRECTORS

     Our Board of Directors is divided into three classes. Directors in each class are elected for three-year terms or until their successors are duly elected and qualified. Information about the four director nominees up for election at the 2005 annual meeting for three-year terms expiring at the annual meeting in 2008 and the six continuing directors, whose terms expire in 2006 and 2007, is provided below. If any nominee becomes unavailable or disqualified to serve as a director, and if the Board designates a substitute nominee, the management proxy holders will vote for the substitute nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

NOMINEES FOR DIRECTOR — TERMS TO EXPIRE IN 2008

Craig Arnold, age 45, director since 2004 (initially recommended by a third-party search firm) Principal Occupation and Business Experience
10/2000-Present	Sr. VP & Group Executive, Fluid Power Group Eaton Corporation (industrial manufacturing)
1999-2000	President, GE Lighting Services Ltd., General Electric (Europe)
1998-1999	President, GE Plastics, China
1997-1998	President, GE Appliances, Asia
Other Public Company Directorships None

NOMINEES FOR DIRECTOR — TERMS TO EXPIRE IN 2008

James W. Crownover, age 61, director since 1998 Principal Occupation and Business Experience
1982-1998	Director, McKinsey & Company, Inc. (management consulting)
1984-1994	Managing Director, Southwest Practice, McKinsey & Company, Inc.
Other Public Company Directorships Great Lakes Chemical Corp. Weingarten Realty Investors Allied Waste Industries, Inc.

Donald B. Rice, age 65, director since 1998 Principal Occupation and Business Experience
2/2002-Present	Chairman, President and CEO, Agensys, Inc (a privately held biotechnology company)
1996-Present	President and CEO, Agensys, Inc.
1993-1996	President, COO & Director, Teledyne, Inc. (aerospace, specialty metals, and products)
Other Public Company Directorships Wells Fargo & Company Vulcan Materials Company Amgen, Inc.

Mark A. Suwyn, age 62, director since 2004 (initially recommended by a third-party search firm) Principal Occupation and Business Experience
2/2005-Present	Portfolio Company Management, Cerberus Capital Management Operations (private equity firm)
1996-2004	Chairman & CEO, Louisiana-Pacific Corporation
1992-1995	Executive VP, International Paper Co. (paper industry)
Other Public Company Directorships Ballard Power Systems Inc. United Rentals, Inc.

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2006

John W. Creighton, Jr., age 72, director since 1995 Principal Occupation and Business Experience
12/2002-Present	Vice Chairman, Unocal Corporation
10/2001-9/2002	Chairman and CEO, UAL Corporation (airline)
1/2001-10/2001	Chairman, Unocal Corporation
1988-1998	Director, Weyerhaeuser Company
1991-1997	President and CEO, Weyerhaeuser Company (forest product)
Other Public Company Directorships: None

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2006

Ferrell P. McClean, age 58, director since 2002 Principal Occupation and Business Experience
2000-2002	Managing Director, Investment Banking, and Senior Advisor to Head of Global Oil & Gas Investment Banking of J.P. Morgan Chase & Co.
1991-2000	Managing Director, Investment Banking and Co-Head of Global Energy Investment Banking of J.P. Morgan & Co. (investment banking)
Other Public Company Directorships GrafTech International Ltd.

Kevin W. Sharer, age 57, director since 1997 Principal Occupation and Business Experience
2001-present	Chairman, CEO and President, Amgen Inc.
2000-present	CEO and President, Amgen Inc.
1992-2000	President and Chief Operating Officer, Amgen Inc.
1992-present	Director, Amgen Inc. (biotechnology)
Other Public Company Directorships Amgen Inc. (Chairman) 3M Company Northrop Grumman Corp.

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2007

Richard D. McCormick, age 64, director since 2004 Principal Occupation and Business Experience
1991-1999	Chairman, US West, Inc. (telecommunications)
1991-1998	President and CEO, US West, Inc.
Other Public Company Directorships Wells Fargo & Company United Technologies Corporation Nortel Networks Corporation and Nortel Networks Limited

Marina v. N. Whitman, age 70, director since 1993 Principal Occupation and Business Experience
1992-present	Professor of business administration and public policy, the University of Michigan; serves as a member, director, or trustee of several educational and professional organizations
Other Public Company Directorships None

Charles R. Williamson, age 56, director since 2000 Principal Occupation and Business Experience
11/2001-present	Chairman and CEO, Unocal Corporation
2001-present	CEO, Unocal Corporation
2/2004-9/2004	President, Unocal Corporation
1999-2000	Executive VP, International Energy Operations, Unocal Corporation
1998-1999	Group VP, Asia Operations, Unocal Corporation
Other Public Company Directorships Weyerhaeuser Company

OTHER INFORMATION

     Mr. Creighton was interim chairman and chief executive officer of UAL Corporation from October, 2001 to September, 2002. UAL Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Code on December 9, 2002.

     Unocal’s retirement policy for directors is set forth in our Corporate Governance Guidelines. Under this policy, non-employee directors are required to retire from the Board on the day of the annual stockholders meeting following their 72nd birthday, unless the Board approves an exception to the policy. The Board, upon recommendation of the Board Governance Committee, approved an exception to the policy to allow Mr. Creighton to fulfill his current term ending in 2006.

BOARD RECOMMENDATION

     The Board of Directors unanimously recommends a vote FOR election of the nominees. The management proxy holders will vote all proxies received FOR election unless instructed otherwise.

ITEM 2. RATIFICATION OF APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS

     Our stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2005 which was made by the Audit Committee of the Board of Directors. PwC, one of the nation’s largest public auditing firms, or one of its predecessors, has served as our independent auditors for the past 60 years. Representatives of the firm are expected to be present at the annual meeting and will have the opportunity to make a statement if so desired and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITOR FEES

     The aggregate fees for professional services rendered by PwC for the fiscal years 2004 and 2003 were as follows (millions of dollars):

	2004	2003
Audit Fees	$6.0	$3.9
Audit-Related Fees	0.3	0.3
Tax Fees	(0.2)	0.4
All Other Fees	0.0	0.1

Total	$6.1	$4.7

Audit Fees – services associated with the audit of our consolidated financial statements included in our Annual Report on Form 10-K, reviews of our financial statements included in our Quarterly Reports on Form 10-Q, and statutory and subsidiary audits. The 2004 amount includes fees for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees – services associated with benefit plan audits and internal control reviews.

Tax Fees – services associated with tax compliance, including preparation of selected tax returns; and tax planning and tax advice, including assistance with selected tax audits, appeals, claims for refunds, and requests for rulings or technical advice from tax authorities. The 2004 amount reflects a refund of $0.3 million for certain tax fees paid in previous years.

All Other Fees – services associated with information technology consultation, subsidiary liquidation, and education.

AUDIT COMMITTEE AUDIT AND NON-AUDIT FEE PRE-APPROVAL POLICY

     The Audit Committee has considered whether the rendering of non-audit services to Unocal by the independent auditors is compatible with the auditors’ independence. Effective May 2003, in accordance with rules of the SEC implementing the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and any allowable non-audit services performed by PwC prior to the engagement of PwC to perform those services. In addition, effective May 2004, in accordance with rules of the SEC on Standards Relating to Listed Company Audit Committees, the Audit Committee pre-approves all audit services to be performed by auditors other than PwC prior to the engagement of those auditors to perform those services. The Audit Committee has appointed its Chairman as its designated member to pre-approve any allowable auditor engagements, to the extent necessary, between Audit Committee meetings. Any pre-approvals by the Chairman are then reported to the Audit Committee on a timely basis.

BOARD RECOMMENDATION

     The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2005. The management proxy holders will vote all proxies received FOR ratification unless instructed otherwise.

     The Audit Committee will consider the results of the vote in fulfilling its responsibility to select the independent auditors, although the results of the vote are not binding on the Audit Committee.

DISCLAIMER REGARDING STOCKHOLDER PROPOSAL

     Item 3 below is a proposal that has been submitted for inclusion in our proxy statement by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C., which has been certified by the Amalgamated Bank to own 100 shares of our common stock as of December 14, 2004. This proponent has informed us that it or its representatives will appear at our 2005 stockholders meeting to present the proposal. The proposal and supporting statement is presented as received from the proponent in accordance with the rules of the SEC, and we and our Board of Directors disclaim any responsibility for its content. Any references in the proposal or the supporting statement to “we”, “our” or similar words are references to the proponent of the proposal and not to our company, our other stockholders or our Board of Directors.

ITEM 3. STOCKHOLDER PROPOSAL

     “RESOLVED, that stockholders of Unocal Corporation (“Unocal”) ask the Board of Directors to submit for shareholder approval an amendment to the Amended and Restated Articles of Incorporation (“Charter”) to require that the Chairman of the Board shall be an independent director who has not previously served as an executive officer of Unocal.

     “This proposed Charter amendment should be designed so as not to violate any contractual obligation. The amendment should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings to shareholders, and (b) that compliance with the amendment is excused if no independent director is available and willing to serve as chairman.

     “Supporting Statement

     “The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. We believe that separating the roles of chairman and CEO will promote greater management accountability to shareholders and lead to a more objective evaluation of the CEO. In our opinion, an independent chairman will enhance investor confidence in Unocal and strengthen the integrity of the Board of Directors.

     “It is difficult to overstate the importance of the board of directors in our system of corporate accountability. As the Conference Board Commission on Public Trust and Private Enterprise stated, ‘The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.’

     “The responsibilities of a company’s board of directors include reviewing and approving management’s strategic and business plans; approving material transactions; assessing corporate performance; and selecting, evaluating, compensating and, if necessary, replacing the CEO (Report of the NACD Blue Ribbon Commission on Director Professionalism). Although the board and senior management may work together to develop long-range plans and relate to key constituencies, we believe the board’s responsibilities may sometimes bring it into conflict with the CEO.

     “In our opinion, when a CEO serves as board chairman, this arrangement may hinder the board’s ability to monitor the CEO’s performance. As Intel chairman Andrew Grove put it, ‘The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?’

     “We urge stockholders to promote independent board leadership and vote for this proposal.”

BOARD RECOMMENDATION

     The Board of Directors unanimously recommends a vote AGAINST the adoption of this proposal for the following reasons:

     The Board’s current governance structure already provides for strong and independent oversight of our affairs and management by the Board’s independent Vice Chairman and the other independent directors, who constitute nine of our ten current directors. A requirement that the Chairman always be an independent director who has never previously served as an executive officer of Unocal would inappropriately restrict the Board’s flexibility to provide Unocal with what it deems to be the most effective Board leadership at any given time. The Board does not believe that such an inflexible system would be in the best interests of Unocal or our stockholders. Rather, the Board believes that the current structure, which consists of a strong independent Vice Chairman and a Chairman who is also serving as our CEO, is in the best interests of Unocal and our stockholders.

     Empowered Independent Vice Chairman. Unocal already has an empowered independent Vice Chairman who is elected annually by the independent directors. The Vice Chairman’s responsibilities and authority are clearly defined and include the following:

(1)	presiding at the executive sessions of independent directors and all other meetings of the Board at which the Chairman is not present,

(2)	reviewing, and otherwise coordinating with the Chairman on, Board meeting agendas and the schedules, timing and length of Board meetings, information provided to directors in connection with Board meetings and other matters pertinent to Unocal and the Board, and assisting the Chairman in managing the functioning of the Board,

(3)	serving as a liaison between the Chairman/senior management and the independent directors,

(4)	having the authority to call meetings of the independent directors,

(5)	participating in meetings with stockholders and other interested parties as appropriate and otherwise assisting in representing Unocal externally with stockholders, rating agencies, insurers, non-governmental organizations and others and internally with employees, and

(6)	receiving and reviewing certain external correspondence to the Board.

      In addition to Unocal’s Vice Chairman, other aspects of Unocal’s governance framework also provide for independent Board oversight over our business and affairs:

•	Board Independence. Currently, nine of our ten directors are independent. Except for our Chairman/CEO, the Board has determined that none of the current directors has a direct or indirect material relationship with Unocal other than as a director and that each such director is independent under the applicable NYSE listing standards and SEC rules. Our Directors’ Code of Conduct also requires existing directors to notify the Chairman and the Chair of the Board Governance Committee of any change in events or circumstances that may impact the Board’s assessment of whether the director continues to meet applicable independence requirements.

•	Committee Independence. Other than the Board’s Executive Committee, which is chaired by an independent director, all of the Board’s standing committees are comprised solely of independent directors, as determined by the Board.

•	CEO/Senior Management Performance and Compensation. The Management Development and Compensation Committee, which is comprised entirely of independent directors, is responsible for setting annual and long-term performance goals for the CEO and for evaluating his or her performance against those goals. Compensation for the CEO and other senior management is linked to share price performance, operating objectives and other factors, including adherence to Unocal’s Code of Conduct.

•	Succession Planning. Our independent directors annually review, together with our CEO, candidates considered potential successors to the CEO and other senior management positions to ensure that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of the candidates.

•	Executive Sessions of Independent Directors. An executive session of the independent directors without management is scheduled at each regularly scheduled meeting of the Board. The Vice Chairman presides at those executive sessions.

•	Board Access to Independent Advisors. The Board and each of its committees has the right at any time, at our expense and without consulting with or obtaining the prior approval of Unocal management, to retain independent outside financial, legal or other advisors. The Management Development and Compensation Committee has the sole authority to hire and terminate compensation advisors for senior management compensation review. The Audit Committee has the sole authority to hire and terminate the outside auditors. The Board Governance Committee has the sole authority to hire and terminate search firms to identify director candidates and compensation advisors to advise on directors’ compensation.

     Please refer to the “Corporate Governance” section above for additional information about Unocal’s system of corporate governance, including the location of our Corporate Governance Guidelines, Directors’ Code of Conduct, Unocal Code of Conduct, committee charters and other governance documents.

Our Position:

     The Board believes that Unocal’s existing corporate governance structure, with its empowered independent Vice Chairman and the other aspects described above, already provides for strong and independent Board oversight of our affairs and management and is in the best interests of Unocal and our stockholders. A requirement that the Chairman always be an independent director who has never previously served as an executive officer of Unocal would be overly restrictive and would impair the ability of the Board to determine the governance framework that it deems to best serve Unocal and our stockholders.

     The Board of Directors unanimously recommends voting AGAINST the adoption of this proposal. The management proxy holders will vote all proxies received AGAINST this proposal unless instructed otherwise.

ITEM 4. OTHER BUSINESS

     Only business that is properly brought before an annual meeting pursuant to the notice of meeting (or any supplement thereto) given by or at the direction of our Board of Directors, or by a stockholder or a beneficial owner of our common stock in compliance with the provisions of Section 7 of Article III of our bylaws, is permitted to be conducted at the annual meeting.

     Our Board of Directors has no knowledge at the time of the printing of this proxy statement of business other than that described in Items 1 through 3 above to be presented for action at the 2005 annual meeting or any adjournment thereof. If other business properly comes up for action at the meeting, the management proxy holders will vote the proxies in their discretion.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

     Proposals submitted for inclusion in our proxy statement for the 2006 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC must be received by our Corporate Secretary at 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245, on or before December 12, 2005. Under our bylaws, stockholder proposals for consideration at the 2006 annual meeting, but not for inclusion in the proxy statement, must be received by our Corporate Secretary no later than February 21, 2006. If our bylaws are amended to change the date of the 2006 annual meeting, the deadline for submitting such proposals shall be the later of 90 days before the meeting date or the 10th day following the day on which public announcement of the meeting date is first made. Notice of such proposals must also comply with the provisions of Section 7 of Article III of our bylaws.

MERCER TRUST COMPANY, TRUSTEE – UNOCAL SAVINGS PLAN UNOCAL CORPORATION – ADMINISTRATOR FBO EMPLOYEES WITH RESTRICTED STOCK	2005 Annual Meeting of Stockholders – Voting Instructions	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends votes FOR Items 1 and 2							The Board of Directors recommends a vote AGAINST Item 3

Item 1:	Election of the following nominees as directors for three-year terms to expire in 2008:	FOR ALL nominees	☐		WITHHOLD AUTHORITY to vote for ALL nominees	☐			FOR	AGAINST	ABSTAIN
							Item 3:	Stockholder Proposal: Amendment to Certificate of Incorporation to require that the Chairman be an independent director	☐	☐	☐
	01 Craig Arnold 02 James W. Crownover 03 Donald B. Rice 04 Mark A. Suwyn	You may withhold authority to vote for any nominee(s) you list in the space provided below:
				FOR	AGAINST	ABSTAIN
Item 2:	Ratification of appointment of Pricewaterhouse-Coopers LLP as independent auditors			☐	☐	☐

Signature _____________________________ Signature _____________________________ Date ________________
Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder should sign.
• See other side for important information •

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 22, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ucl-emp	OR	Telephone 1-866-540-5760	OR	Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

View Unocal’s Annual Report and Proxy Statement on the
World Wide Web!

Annual Report: http://www.unocal.com/annualreport
Proxy Statement: http://www.unocal.com/proxy

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

TO: MEMBERS OF THE UNOCAL SAVINGS PLAN

Your voting instructions are solicited on behalf of the Board of Directors of Unocal Corporation for the Annual Meeting of Stockholders to be held on May 23, 2005. The shares in your account will be voted as directed. In the absence of such direction, the Trustee of the Unocal Savings Plan will vote the shares in the same proportion on each issue as it votes the shares for which it receives direction, except as limited by law. It is understood that the Trustee will have the authority to vote or give proxy to vote on all other matters which may properly come before the meeting and at any adjournment thereof. Your voting instructions will be kept confidential by the independent voting tabulator.

TO: HOLDERS OF UNOCAL RESTRICTED STOCK

Your voting instructions are solicited on behalf of the Board of Directors of Unocal Corporation for the Annual Meeting of Stockholders to be held on May 23, 2005. Your restricted stock will be voted as directed. In the absence of such direction, the Management Development and Compensation Committee of the Board of Directors will vote your restricted stock in its discretion, except as limited by law. It is understood that the Management Development and Compensation Committee will have the authority to vote or give proxy to vote on all other matters which may properly come before the meeting and at any adjournment thereof. Your voting instructions will be kept confidential by the independent voting tabulator.

Mercer Trust Company, Trustee Unocal Savings Plan Investors Way Norwood, MA 02062	Unocal Corporation, Administrator Management Incentive Programs 2141 Rosecrans Ave, Suite 4000 El Segundo, CA 90245

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS OF UNOCAL CORPORATION	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends votes FOR Items 1 and 2							The Board of Directors recommends a vote AGAINST Item 3

Item 1:	Election of the following nominees as directors for three-year terms to expire in 2008:	FOR ALL nominees	☐		WITHHOLD AUTHORITY to vote for ALL nominees	☐			FOR	AGAINST	ABSTAIN
							Item 3:	Stockholder Proposal: Amendment to Certificate of Incorporation to require that the Chairman be an independent director	☐	☐	☐
	01 Craig Arnold 02 James W. Crownover 03 Donald B. Rice 04 Mark A. Suwyn	You may withhold authority to vote for any nominee(s) you list in the space provided below:
				FOR	AGAINST	ABSTAIN
Item 2:	Ratification of appointment of Pricewaterhouse-Coopers LLP as independent auditors			☐	☐	☐	CHECK THIS BOX FOR OPEN BALLOT If you check this box, the Company will be given access to your proxy				☐
							MEETING ATTENDANCE Check this box if you plan to attend the 2005 Annual Meeting				☐

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature _____________________________ Signature _____________________________ Date ________________
Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder should sign.
• See other side for important information •

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 22, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ucl Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

View Unocal’s Annual Report and Proxy Statement on the World Wide Web!
Annual Report: http://www.unocal.com/annualreport
Proxy Statement: http://www.unocal.com/proxy

Ù FOLD AND DETACH HERE Ù
Bring this admission ticket and a photo I.D. with you to the meeting on May 23. Do not mail. Unocal Corporation – Annual Meeting of Stockholders
ADMISSION TICKET	Meeting Time/Date: 10:00 a.m. P.D.T., Monday, May 23, 2005	Meeting Location: The Westin Los Angeles Airport Hotel 5400 W. Century Blvd., Los Angeles, CA 90045
PLEASE SEE REVERSE SIDE FOR MAP AND DIRECTIONS TO THE MEETING LOCATION

UNOCAL CORPORATION C/O MELLON INVESTOR SERVICES LLC P.O. Box 3535 South Hackensack, NJ 07606-9235

Board of Directors Proxy 2005 ANNUAL MEETING OF STOCKHOLDERS

Terry G. Dallas and Samuel H. Gillespie III, or either of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of Common Stock held by the signatory on April 1, 2005, at the May 23, 2005 Annual Meeting of Stockholders of Unocal Corporation, and any adjournment thereof, on each of the items on the reverse side, subject to any directions given there, and, in their discretion, on all other matters that may properly come before the Annual Meeting and any adjournment thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2, AND AGAINST ITEM 3.

(Continued, and to be dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your UNOCAL CORPORATION account online.

Access your Unocal Corporation stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Unocal Corporation, now makes it easy and convenient to get current information on your stockholder account.

View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

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DIRECTIONS TO THE WESTIN LOS ANGELES AIRPORT HOTEL AND PARKING FOR STOCKHOLDERS

From the 405, exit Century Boulevard west toward Los Angeles International Airport. The entrance to The Westin Hotel is located 1 block past La Cienega on the left hand (south) side of Century Blvd.

From the Airport, take the Century Boulevard exit east, and continue on Century Boulevard approximately 4 blocks. The Westin Hotel is located 1/2 block past Aviation Boulevard, on the right hand (south) side of Century Boulevard.

PARKING: Proceed past the hotel's front entrance and enter the parking garage on your left. Unocal will validate your parking ticket at the registration table in front of the meeting room. Unocal will not validate valet parking.